    As filed with the Securities and Exchange Commission on November 22, 2000

                                               REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                   ----------

                           WHITNEY HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

                                   ----------


        LOUISIANA                                  6711                            72-6017893
(State or other jurisdiction of        (Primary Standard Industrial              (I.R.S. Employer
incorporation or organization)          Classification Code Number)             Identification No.)

                                   ----------

                             228 St. Charles Avenue
                          New Orleans, Louisiana 70130
                                 (504) 586-7117
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

          Joseph S. Schwertz, Jr., Esq.
              Corporate Secretary                                 Copies to:                            Copies to:
          Whitney Holding Corporation                    Patrick J. Butler, Jr., Esq.            Robert E. L. Gilpin, Esq.
        228 St. Charles Ave. - Room 626                      Phelps Dunbar, L.L.P.               Kaufman & Rothfeder, P.C.
            New Orleans, LA  70130                       365 Canal Street, Suite 2000                 2740 Zelda Road
               (504) 586-3474                               New Orleans, LA 70130                    Montgomery, AL 36706
      (Name, address, including zip code, and
telephone number, including area code, of agent for service)


                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                     SALE OF THE SECURITIES TO THE PUBLIC:
 Upon submission of the Plan of Merger described in this registration statement for the vote of stockholders of Prattville Financial Services Corporation.

                                   ----------

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. 9

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  --------

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                     --------


                         CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED              PROPOSED
      TITLE OF EACH CLASS OF                    AMOUNT                   MAXIMUM               MAXIMUM               AMOUNT OF
    SECURITIES TO BE REGISTERED                  TO BE               OFFERING PRICE           AGGREGATE            REGISTRATION
                                             REGISTERED(1)            PER SHARE(2)        OFFERING PRICE(2)             FEE
-------------------------------------- ------------------------- ---------------------- --------------------- -------------------
Common stock, no par value                 1,029,427 shares              $23.29              $23,973,000              $6,329
-------------------------------------- ------------------------- ---------------------- --------------------- -------------------


(1) Based on the average of the high and low prices per share on November 17, 2000 of Whitney Holding Corporation common stock, no par value, as reported on the Nasdaq Stock Market. There is also registered hereby a currently indeterminate number of additional shares that may be issued in the transaction described herein under certain circumstances.

(2) Calculated in accordance with Rule 457(f)(2) based on the book value as of September 30, 2000 of the shares of common stock of Prattville Financial Services Corporation to be canceled in the merger described herein, and included herein solely for purposes of calculating the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                    PRATTVILLE FINANCIAL SERVICES CORPORATION
                               124 W. Main Street
                            Prattville, Alabama 36067

                              _______________, 2000

Dear Shareholder:

         We cordially invite you to attend a Special Meeting of Stockholders of Prattville Financial Services Corporation, to be held at the main office of the Bank of Prattville, 124 W. Main Street, Prattville, Alabama on _____________, 2001 at ________ local time.

         The purpose of the meeting is to consider and vote on a merger agreement pursuant to which (a) Prattville would merge into Whitney Holding Corporation and each outstanding share of common stock of Prattville would be converted into shares of Whitney common stock, no par value, on terms stated in the merger agreement, and (b) Bank of Prattville would, in due course, merge into Whitney National Bank. After the merger, Prattville stockholders will beneficially own approximately _____% of the outstanding stock of Whitney, one of the largest Louisiana-based bank holding companies. Whitney's common stock is quoted on the Nasdaq Stock Market, which will provide you with the liquidity of owning publicly traded securities. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Prattville common stock.

         The board of directors has unanimously approved the merger agreement as being in Prattville's stockholders' best interests. Alex Sheshunoff & Co. Investment Banking, an investment banking firm experienced in the valuation of banking institutions, has delivered its opinion to your board that the consideration in the merger is fair from a financial point of view. For the merger to be completed, Prattville and Whitney must also receive an opinion that the merger will qualify as a tax-free reorganization for federal income tax purposes.

         This proxy statement-prospectus contains additional information about the merger agreement and the proposed merger. We encourage you to read this entire document carefully. Copies of the documents about Whitney incorporated by reference are available as indicated under the caption "Information About Whitney - Incorporation of Certain Documents by Reference."

         YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND URGES YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO MAKE SURE THAT YOUR VOTE IS COUNTED. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy.

                                         Very truly yours,



                                         J. B. Striplin
                                         Chairman of the Board and
                                         Chief Executive Officer

         YOU SHOULD NOT RETURN YOUR PRATTVILLE STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS AT A LATER DATE REGARDING THE EXCHANGE OF YOUR PRATTVILLE STOCK CERTIFICATES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE WHITNEY COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROXY STATEMENT-PROSPECTUS IS DATED _____________________, 2000

                    PRATTVILLE FINANCIAL SERVICES CORPORATION
                               124 W. Main Street
                            Prattville, Alabama 36067


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD _________, _______________, 2001


To the Holders of Common Stock of Prattville Financial Services Corporation:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Prattville Financial Services Corporation will be held at the main office of its wholly-owned subsidiary, Bank of Prattville, 124 W. Main Street, Prattville, Alabama 36067 on __________, __________, 2001 at ____ _.m., local time, for the following purposes:

         1. To consider and vote on an Agreement and Plan of Merger dated August 8, 2000 among Whitney Holding Corporation, Whitney National Bank, Prattville Financial Services Corporation and Bank of Prattville, a copy of which is attached to the accompanying proxy statement-prospectus as Appendix A and incorporated herein by reference. If the merger agreement is approved, Prattville Financial Services Corporation will be merged into Whitney Holding Corporation and, in due course, Bank of Prattville will be merged into Whitney National Bank.

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only stockholders of record at the close of business on ___________, 2000, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. Dissenting stockholders who comply with the procedural requirements of Section 262 of the Delaware General Corporation Law will be entitled to receive payment of the fair value of their shares in accordance with Delaware law.

         You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy and to return it promptly.

                                    By order of the Board of Directors



                                    -----------------------------------
                                    Secretary

Prattville, Alabama
___________, 2000




-------------------------------------------------------------------------------

                                   IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO PRATTVILLE'S SECRETARY, OR BY FILING A PROPERLY EXECUTED PROXY OF A LATER DATE WITH PRATTVILLE'S SECRETARY, AT OR BEFORE THE MEETING.

-------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER..........................................................................-1-
SUMMARY.........................................................................................................-2-
         Information About the Stockholders' Meeting............................................................-2-
         What You Will Receive in the Merger....................................................................-2-
         Management and Operations after the Merger.............................................................-3-
         Your Board of Directors Recommends Stockholder Approval ...............................................-3-
         Basis for the Terms of the Merger......................................................................-3-
         Opinion of Prattville's Financial Advisor..............................................................-4-
         Quorum and Vote Required at the Meeting................................................................-4-
         Conditions to the Merger and Amendment or Termination of the Merger Agreement..........................-4-
         Interests of Certain Persons in the Merger that May be Different from Yours............................-5-
         Employee Benefits of Prattville Employees after the Merger.............................................-5-
         Material Tax Consequences of the Merger................................................................-6-
         Appraisal Rights You Will Have as a Result of the Merger...............................................-6-
         Differences in Rights of Prattville Stockholders after the Merger......................................-6-
         Accounting Treatment of the Merger.....................................................................-6-
         Selected Financial Information of Whitney..............................................................-6-
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.................................................................-8-
THE PARTIES TO THE MERGER ......................................................................................-8-
         Whitney Holding Corporation ...........................................................................-8-
         Prattville Financial Services Corporation..............................................................-9-
MEETING INFORMATION............................................................................................-10-
         Solicitation and Revocation of Proxies ...............................................................-10-
         Record Date; Quorum and Vote Required ................................................................-11-
         Recommendation of the Board of Directors of Prattville................................................-11-
PROPOSED MERGER ...............................................................................................-12-
         General ..............................................................................................-12-
         Background of the Merger..............................................................................-12-
         Reasons for the Merger................................................................................-12-
TERMS OF THE MERGER ...........................................................................................-20-
         General ..............................................................................................-20-
         Consideration to be Paid to Prattville Stockholders...................................................-20-
         Surrender and Exchange of Stock Certificates..........................................................-22-
         Payment of Expenses Relating to the Merger............................................................-23-
         Conditions to the Merger; Waiver of Those Conditions .................................................-24-
         Regulatory and Other Required Approvals...............................................................-25-
         Business of Prattville Pending the Merger.............................................................-25-
         Termination of the Merger Agreement; Termination Fee..................................................-26-
         Representations and Warranties in the Merger Agreement................................................-27-
         Certain Differences in Rights of Stockholders.........................................................-28-
         Interests of Certain Persons in the Merger............................................................-30-
         Material Tax Consequences of the Merger...............................................................-32-
         Accounting Treatment of the Merger ...................................................................-33-
RIGHTS OF DISSENTING STOCKHOLDERS (APPRAISAL RIGHTS)...........................................................-34-

INFORMATION ABOUT PRATTVILLE...................................................................................-36-
         Description of Business...............................................................................-36-
         Competition...........................................................................................-36-
         Supervision and Regulation............................................................................-36-
         Seasonality of Business and Customers.................................................................-36-
         Employees.............................................................................................-37-
         Properties............................................................................................-37-
         Legal Proceedings.....................................................................................-38-
         Market Price and Dividends............................................................................-39-
         Security Ownership of Principal Stockholders and Management of Prattville.............................-40-
INFORMATION ABOUT WHITNEY......................................................................................-42-
         General...............................................................................................-42-
         Market Prices of and Dividends Declared on Whitney Common Stock.......................................-43-
         Incorporation of Certain Documents by Reference ......................................................-44-
OTHER MATTERS..................................................................................................-45-
LEGAL MATTERS .................................................................................................-45-
EXPERTS........................................................................................................-45-

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.       WHAT AM I BEING ASKED TO VOTE UPON?

A. You are being asked to approve the merger agreement, which provides for the merger of Prattville Financial Services Corporation into Whitney Holding Corporation.

Q.       WHAT SHOULD I DO NOW?

A. Just indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting.

         NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement. Failure to either sign and send in your proxy card or attend and vote at the meeting will have the same effect as voting your shares against the merger.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger.

Q.       SHOULD I SEND IN MY PRATTVILLE STOCK CERTIFICATES NOW?

A. No. If the merger is completed, we will send all Prattville stockholders written instructions for exchanging Prattville common stock certificates for Whitney common stock certificates.

WHO CAN HELP ANSWER YOUR QUESTIONS

         If you would like additional copies of this document, or if you would like to ask any questions about the merger, you should contact: Albert C. Striplin, Secretary/Treasurer, Prattville Financial Services Corporation, 124 W. Main Street, Prattville, Alabama 36067, telephone (334) 361-3312.

                                     SUMMARY

         We have prepared this summary to assist you, the stockholders of Prattville Financial Services Corporation, in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of shares of Whitney common stock, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated herein by reference. We urge you to read all of these documents in their entirety prior to voting at the special meeting of Prattville Financial Services Corporation.

INFORMATION ABOUT THE STOCKHOLDERS' MEETING

         A special meeting of the stockholders of Prattville will be held on _____________, 2001 at _______ __.m., local time. The meeting will be held at the main office of the Bank of Prattville, 124 W. Main Street, Prattville, Alabama.

WHAT YOU WILL RECEIVE IN THE MERGER

         At the meeting, you, the stockholders of Prattville, will vote on the merger agreement. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger in the first quarter of 2001. Prattville stockholders, other than those who exercise and perfect appraisal rights under Delaware law, will receive for each share of Prattville common stock a number of shares of Whitney common stock determined by reference to the total consideration that Whitney will pay in the merger.

         In the merger, Whitney will issue to Prattville's stockholders a total number of shares of Whitney common stock equal to:

                  o the sum of $38,700,000 plus the amount of certain Prattville earnings arising after March 31, 2000, plus the tax-effected gain that Prattville recognizes on the sale of its Prattmont Branch, if any; divided by

                  o the average closing price of Whitney common stock for the 25 trading days preceding the fifth trading day before the effective date of the merger.

Each outstanding share of Prattville common stock will be converted into a number of shares of Whitney common stock equal to the total number of shares issuable to all Prattville stockholders, divided by the number of shares of Prattville common stock outstanding on the effective date of the merger.

         The number of Whitney shares you receive in the merger will depend on the number of Prattville shares you own, the average closing price of Whitney common stock, the amount of certain Prattville earnings after March 31, 2000 and Prattville's tax-effected gain on the sale of the Prattmont Branch, if any.

         Since the number of Whitney shares to be issued in the merger is based on the average price of Whitney common stock during a period prior to closing, the actual value of the shares of Whitney common stock that Prattville's stockholders will receive may be more or less than the average market price of those shares calculated in accordance with the merger agreement. Prattville stockholders who would otherwise receive a fraction of a share of Whitney common stock will receive cash instead of that fractional share.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         o        Prattville will cease to exist after the merger.

         o The business of Prattville will be conducted through Whitney after the merger.

         o Bank of Prattville will merge into Whitney National Bank, although Whitney has the right to delay the bank merger for up to one year.

         o No current Prattville directors will be appointed as directors of Whitney.

YOUR BOARD OF DIRECTORS RECOMMENDS STOCKHOLDER APPROVAL

         The board of directors of Prattville has unanimously approved the merger agreement and believes that the merger is in the best interests of Prattville's stockholders. The board recommends that you vote FOR approval of the merger agreement.

BASIS FOR THE TERMS OF THE MERGER

         Prattville's directors considered a number of factors in approving the terms of the merger, including:

         o        the financial terms of the merger;

         o information concerning the financial condition, results of operations and prospects of Whitney and Prattville;

         o        the professional evaluation by Alex Sheshunoff & Co.
                  Investment Banking, L.P. of the economic fairness of the price to be paid to Prattville's stockholders;

         o the anticipated tax-free nature of the merger to Prattville's stockholders for federal income tax purposes;

         o the financial terms of other recent business combinations in the banking industry; and

         o the merger's potential effect on constituencies that Prattville serves, including its customers, employees and community.

OPINION OF PRATTVILLE'S FINANCIAL ADVISOR

         Alex Sheshunoff & Co. Investment Banking, L.P., an investment banking and financial advisory firm, has given an opinion to the Prattville board of directors that the terms of the merger are fair, from a financial point of view, to Prattville's stockholders. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Alex Sheshunoff & Co. considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all Prattville stockholders to read the entire opinion, which describes the procedures followed, matters considered and limitations on the reviews undertaken by Alex Sheshunoff & Co.

QUORUM AND VOTE REQUIRED AT THE MEETING

         Stockholders who own Prattville common stock at the close of business on ____________, 2000 will be entitled to vote at the meeting. A majority of the issued and outstanding shares of Prattville common stock must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

         Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Prattville common stock.

         As of the record date for the meeting, directors and executive officers of Prattville have or share voting or dispositive power over 414,193 shares (or approximately 42%) of the issued and outstanding Prattville common stock. These individuals have agreed with Whitney that they will vote the stock over which they have voting power in favor of the merger agreement.

CONDITIONS TO THE MERGER AND AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

         The following conditions must be met in order for the merger to be consummated:

         o Prattville's stockholders must approve of the merger agreement by the required vote;

         o the Federal Reserve Board must approve the merger without imposing conditions to the approval that are unacceptable to Whitney (that approval was received on ____________, 2000);

         o        the merger must qualify as a pooling of interests;

         o        the merger must qualify as a tax-free reorganization;

         o Alex Sheshunoff & Co. must confirm its fairness opinion to Prattville as of the date of the meeting;

         o Prattville must transfer certain branch properties to Bank of Prattville;

         o Whitney must not have entered into an agreement that would result in Whitney no longer being an independent public company; and

         o        additional conditions customary in transactions of this type.

         The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. Whitney and Prattville now contemplate that they will complete the merger in the first quarter of 2001, if all approvals are received.

         Nearly all of the conditions to consummation of the merger may be waived at any time by the party for whose benefit they were created, except that the conditions regarding stockholder and regulatory approvals, the continued effectiveness of Whitney's registration statement and the fairness opinion confirmation may not be waived. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties' boards of directors must approve any material amendments. Any material change to the merger agreement after the meeting may require a re-solicitation of votes from Prattville stockholders. In addition, the merger agreement may be terminated, either before or after stockholder approval, under certain circumstances.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS

         The executive officers and directors of Prattville have interests in the merger that are in addition to their interests as stockholders of Prattville. These interests include, among others:

         o the continued employment of the executive officers by Whitney after the merger;

         o        the continuation of employee benefits;

         o provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Prattville for certain liabilities; and

         o Prattville's Severance Compensation Agreements with certain executives that provide for payments to such executives under certain circumstances if their employment is terminated following the merger.

EMPLOYEE BENEFITS OF PRATTVILLE EMPLOYEES AFTER THE MERGER

         Whitney has agreed to offer to all former Prattville employees who become Whitney employees the same employee benefits as those offered by Whitney to its employees. Whitney will also give Prattville employees full credit for their years of service with Prattville, for both eligibility and vesting, except that prior service credit will not be considered in determining future benefits under Whitney's or Whitney National Bank's defined benefit pension plan.

MATERIAL TAX CONSEQUENCES OF THE MERGER

         Prattville stockholders generally will not recognize gain or loss for federal income tax purposes on the exchange of their Prattville shares for the shares of Whitney common stock they receive in the merger. Prattville stockholders will, however, be taxed on cash received instead of any fractional share. Further, any Prattville stockholder who perfects appraisal rights under Delaware law, as described in the next section, will be taxed on cash received for his or her Prattville common stock.

         Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.

APPRAISAL RIGHTS YOU WILL HAVE AS A RESULT OF THE MERGER

         If the merger is completed, those Prattville stockholders who do not vote for the merger and who follow certain procedures described in this proxy statement-prospectus will be entitled to an appraisal of the value of their shares under Delaware law. If you perfect your appraisal rights, you will not receive Whitney common stock but will be entitled to receive the fair value of your shares of stock in cash as determined in accordance with Delaware law. Appendix C includes the relevant provisions of Delaware law regarding these appraisal rights.

DIFFERENCES IN RIGHTS OF PRATTVILLE STOCKHOLDERS AFTER THE MERGER

         Prattville stockholders who receive shares of Whitney common stock in the merger will become Whitney shareholders. Their rights as stockholders after the merger will be governed by Louisiana law and by Whitney's articles of incorporation and bylaws. The rights of Whitney shareholders are different in certain respects from the rights of Prattville stockholders. Some of the principal differences are described in this proxy statement-prospectus.

ACCOUNTING TREATMENT OF THE MERGER

         The parties intend the merger to be treated as a pooling of interests for financial accounting purposes. A number of things could prevent the merger from qualifying for this accounting treatment. For example, if the cash Whitney would be required to pay in the merger, including cash paid to stockholders who exercise appraisal rights, were more than 10% of the value of the Prattville stock to be exchanged, then the merger would not qualify as a pooling of interests. In such a case, Whitney may abandon the merger.

SELECTED FINANCIAL INFORMATION OF WHITNEY

         The following table sets forth certain consolidated financial information of Whitney. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Whitney contained in its annual report on Form 10-K for the year ended December 31, 1999 and in its quarterly report on Form 10-Q for the nine-month period ended September 30, 2000, which are incorporated by reference in this proxy statement-prospectus. Information for the nine-month periods ended September 30, 2000 and 1999 is unaudited. The results for the nine-month period ended September 30, 2000 do not necessarily indicate the results you can expect for the entire year.

                                           Nine months ended
                                              September 30                        Years ended December 31
                                        -----------------------   ------------------------------------------------------------
                                          2000          1999          1999       1998        1997         1996         1995
                                        ----------   ----------   ----------  ----------  ----------   ----------   ----------
                                                           (In thousands, except per share data, unaudited)
AVERAGE BALANCE SHEET DATA
   Total assets                         $5,758,950   $5,220,918   $5,243,473  $4,857,088  $4,630,995   $4,438,672   $4,117,755
   Earning assets                        5,281,189    4,768,416    4,793,793   4,429,631   4,229,210    4,043,543    3,742,192
   Loans                                 3,871,305    3,316,213    3,377,691   2,972,664   2,609,275    2,174,400    1,745,433
   Investment in securities              1,388,706    1,385,363    1,363,456   1,301,163   1,569,143    1,798,811    1,901,027
   Deposits                              4,501,665    4,204,431    4,206,688   3,930,221   3,679,832    3,569,118    3,453,728
   Shareholders' equity                    572,601      562,192      560,261     548,806     503,325      465,347      417,417

INCOME STATEMENT DATA
   Interest income                      $  305,377   $  258,782   $  349,813  $  336,113  $  323,571   $  301,586   $  278,988
   Interest expense                        121,485       91,583      124,065     122,981     122,245      117,368      102,071
   Net interest income                     183,892      167,199      225,748     213,132     201,326      184,218      176,917
   Net interest income
      (TE)                                 188,189      171,437      231,485     217,858     206,220      189,075      181,122
   Provision for possible loan
      losses                                 7,500        4,250        6,000          73      (2,120)      (3,626)      (8,616)
   Non-interest income (exclusive
      of securities transactions)           52,694       48,560       66,582      58,438      52,827       43,570       39,693
   Securities transactions                      --           --           --         839          12            2           50
   Non-interest expense                    154,448      143,919      194,082     194,499     170,245      160,695      146,920
   Net income                               50,254       45,731       62,420      52,679      57,178       47,811       53,646

KEY RATIOS
   Return on average assets                   1.17%        1.17%        1.19%       1.08%       1.23%        1.08%        1.30%
   Return on average shareholders'
       equity                                11.72%       10.88%       11.14%       9.60%      11.36%       10.27%       12.85%
   Net interest margin (TE)                   4.76%        4.80%        4.83%       4.92%       4.88%        4.68%        4.84%
   Average loans to average
        deposits                             86.00%       78.87%       80.29%      75.64%      70.91%       60.92%       50.54%
   Efficiency ratio                          64.12%       65.42%       65.12%      70.40%      65.72%       69.07%       66.54%
   Reserve for possible loan
        losses to loans                       1.29%        1.25%        1.21%       1.23%       1.55%        1.77%        2.23%
   Non-performing assets to loans
        plus foreclosed and surplus
        property                               .55%         .37%         .46%        .49%        .51%         .69%        1.12%
   Average shareholders' equity to
        average assets                        9.94%       10.77%       10.68%      11.30%      10.87%       10.48%       10.14%
   Shareholders' equity to total
        assets                                9.72%       10.46%       10.21%      10.76%      10.97%       10.33%       10.29%

COMMON SHARE DATA Earnings per share:
       Basic                            $     2.22   $     1.98   $     2.71  $     2.26  $     2.48   $     2.10   $     2.39
       Diluted                          $     2.21   $     1.97   $     2.70  $     2.24  $     2.46   $     2.09   $     2.37
   Dividends:
       Cash dividends per share         $     1.08   $      .99   $     1.32  $     1.20  $     1.12   $      .97   $      .82
       Dividend payout ratio                 48.68%       49.93%       48.50%      52.57%      42.63%       40.54%       27.79%
   Book value per share                 $    25.89   $    24.27   $    24.68  $    23.98  $    22.72   $    21.14   $    19.91

Note: Certain information for prior periods has been reclassified to conform to current classifications.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement-prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which we make in good faith, are based on numerous assumptions, certain of which may be referred to specifically in connection with our forward-looking statements. Some of the more important assumptions include:

         o expectations about overall economic strength and the performance of the economies in our market areas;

         o expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

         o reliance on existing or anticipated changes in laws and regulations affecting the activities of the banking industry and other financial service providers; and

         o expectations regarding the nature and level of competition, changes in consumer behavior and preferences, and our respective ability to execute our plans to respond effectively.

         We do not know whether future conditions and events will confirm these or any of our other assumptions. As a result, there is a risk that our future results will differ materially from what is stated in or implied by our forward-looking statements.

         Whitney and Prattville have made and will make forward-looking statements in their written documents and oral presentations. These statements are based on Whitney's and Prattville's managements' beliefs as well as assumptions made by and information currently available to Whitney and Prattville management. Whitney's and Prattville's use, in documents or oral presentations, of the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" and similar expressions will often, but not always, identify forward-looking statements.

         Whitney and Prattville undertake no obligation to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

                            THE PARTIES TO THE MERGER

WHITNEY HOLDING CORPORATION

         Whitney Holding Corporation is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended. As of September 30, 2000, Whitney had total consolidated assets of approximately $6.0 billion, deposits of approximately $4.6 billion and shareholders' equity of approximately $587 million.

         Whitney's principal banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has been engaged in the general banking business in south Louisiana since 1883. Whitney currently provides banking services through over 120 banking locations in the five-state Gulf Coast region. These locations stretch from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; through central and south Alabama; and into the Florida panhandle. Whitney National Bank also has a foreign branch on Grand Cayman in the British West Indies.

         Whitney's principal executive offices are located at:

                  228 St. Charles Avenue
                  New Orleans, Louisiana 70130
                  Telephone: (504) 586-7117

         For additional information about Whitney's business and financial condition, please refer to "Information About Whitney", including the subsection titled "Incorporation of Certain Documents by Reference" and the documents described in that subsection.

PRATTVILLE FINANCIAL SERVICES CORPORATION

         Prattville Financial Services Corporation is a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended. Prattville owns all of the issued and outstanding shares of stock of Bank of Prattville. Bank of Prattville is an Alabama state-chartered bank that operates a total of three banking offices in Prattville and Autaugaville, Alabama. Prattville's other wholly-owned subsidiary, Key Finance Company of Prattville, Inc., is engaged in the business of making and serving small (that is, less than $5,000) loans.

         Bank of Prattville has a wholly-owned subsidiary, Key Investment Services, Inc., which employs a registered representative of a broker-dealer and offers investment products to customers. Bank of Prattville also owns a 49% interest in Starke Associates, Inc., an Alabama insurance agency.

         As of September 30, 2000, Prattville had total consolidated assets of approximately $168 million, deposits of approximately $139 million and stockholders' equity of approximately $24 million.

         Prattville's principal executive offices are located at:

                  124 W. Main Street
                  Prattville, Alabama 36067
                  Telephone: (334) 361-3300

         Additional information concerning the business and financial condition of Prattville is included below under the heading "Information About Prattville."

                               MEETING INFORMATION

         You have received this proxy statement-prospectus because the board of directors of Prattville is soliciting your proxy for the special meeting. Each copy of this proxy statement-prospectus mailed to holders of Prattville common stock is accompanied by a proxy card for use at the meeting and at any adjournment of the meeting. Only holders of record of Prattville common stock on ___________, 2000 are entitled to notice of and to vote at the meeting.

         At the meeting, stockholders will consider and vote upon:

         o        the merger agreement; and

         o any other matters that are properly brought before the meeting or any adjournments of the meetings.

IF YOU HAVE NOT ALREADY DONE SO, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

SOLICITATION AND REVOCATION OF PROXIES

         If you have delivered a proxy for the meeting, you may revoke it any time before it is voted by:

         o        attending the meeting and voting in person;

         o giving written notice to the Prattville corporate secretary prior to the date of the meeting revoking your proxy; or

         o submitting to the Prattville corporate secretary a signed proxy card dated later than your initial proxy.

         The proxy holders will vote as directed all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote on those matters. Prattville's board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.

         Prattville will bear the cost of soliciting proxies from its stockholders, except that Whitney will bear all expenses for printing and mailing this proxy statement-prospectus. Prattville will solicit stockholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of Prattville may also solicit stockholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. Prattville will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

PRATTVILLE STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED, PRATTVILLE STOCKHOLDERS WILL RECEIVE INSTRUCTIONS FOR EXCHANGING THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN COMPLETED.

RECORD DATE; QUORUM AND VOTE REQUIRED

         The record date for the meeting is _________, 2000. Prattville stockholders of record as of the close of business on that day will receive notice of the meeting and will be able to vote at the meeting. As of ___________, 2000, there were ________ shares of Prattville common stock outstanding and entitled to vote at the meeting.

         The presence, in person or by proxy, of a majority of the shares of Prattville common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Prattville common stock outstanding on ______________, 2000 entitles its holder to one vote on the approval of the merger agreement and any other proposal that may properly come before the meeting.

         To determine the presence of a quorum at the meeting, Prattville will count as present at the meeting the shares of Prattville common stock present in person but not voting and the shares of common stock for which Prattville has received proxies but with respect to which the holders of such shares have abstained.

         Under Delaware law, and based on the unanimous approval of the merger by Prattville's board of directors, approval of the merger agreement requires the affirmative vote of the holders of a majority of all votes entitled to be cast on the merger agreement. Abstentions and broker non-votes will have the effect of a vote against the merger at the meeting.

         Prattville's board of directors urges stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

         As of the record date for the meeting, Prattville directors and executive officers beneficially owned a total of 414,193 shares, or approximately 42%, of the outstanding shares of Prattville common stock. These individuals have agreed with Whitney that they will vote their stock in favor of the merger agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF PRATTVILLE

         The Prattville board of directors has unanimously approved the merger agreement and believes that the merger is in the best interests of Prattville and its stockholders. The Prattville board recommends that Prattville's stockholders vote FOR approval of the merger agreement. In making their recommendation to stockholders, the Prattville directors considered, among other things, the fairness opinion of Alex Sheshunoff & Co., which concludes that the terms of the merger are fair to Prattville's stockholders from a financial point of view. See "Proposed Merger--Background of the Merger" and "Proposed Merger--Opinion of Alex Sheshunoff & Co. Investment Banking, L.P." below.

                                 PROPOSED MERGER

         This section of the proxy statement-prospectus describes certain aspects of the merger. The following description is not intended to include every aspect of the merger, but rather contains only the significant terms of the merger. This discussion is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and is incorporated herein by reference. We urge you to read the entire merger agreement carefully.

GENERAL

         If the stockholders of Prattville approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Prattville will be merged with and into Whitney. Whitney will exchange shares of Whitney common stock, plus cash instead of any fractional share, for each outstanding share of Prattville common stock as to which rights of appraisal have not been exercised and perfected. Each share of Whitney common stock outstanding immediately prior to the effective date of the merger will remain outstanding and unchanged as a result of the merger.

BACKGROUND OF THE MERGER

         In October of 1999, Prattville's board of directors retained Alex Sheshunoff & Co. to act as investment banker/financial advisor to Prattville to consider a possible sale. Alex Sheshunoff & Co. developed a list of potential purchasers, prepared an offering memorandum for selected potential purchasers, received initial indications of interest and managed the initial due diligence process. On May 23, 2000, Alex Sheshunoff & Co. presented to the board an indication of interest from Whitney to acquire Prattville, which was the only one received. The board discussed the tax-free nature of the proposed transaction, the indications of fair value, and the benefits to the shareholders, employees and the Prattville community resulting from the proposed transaction. The board of directors of Prattville on that day authorized its officers to meet with representatives of Whitney. Subsequently, Prattville began negotiations with representatives of Whitney for Prattville to merge with Whitney in a tax-free merger. From May 2000 through August 2000, representatives of Prattville and Whitney negotiated the merger agreement and conducted appropriate due diligence.

         After a thorough discussion and consideration of the factors discussed below under "Reasons for the Merger," on August 8, 2000 the Prattville board unanimously approved the merger agreement and authorized the execution of the merger agreement, which was signed on the same date.

REASONS FOR THE MERGER

General

         The financial and other terms of the merger agreement resulted from arm's-length negotiations between Whitney and Prattville representatives. The Whitney and Prattville boards of directors also considered many factors in determining the consideration Prattville stockholders would receive in the merger. Those factors included:

                  o the comparative financial condition, results of operations, current business and future prospects of Whitney, Whitney National Bank, Prattville and Bank of Prattville;

                  o the market price and historical earnings per share of Whitney common stock and Prattville common stock; and

                  o the desirability of combining the financial and managerial resources of Whitney National Bank and Bank of Prattville to further pursue consumer and commercial banking business in the market Prattville serves.

Whitney

         Whitney's business strategy includes expansion in central Alabama to enhance Whitney's presence in the Montgomery and Greenville areas. Whitney's management identified Prattville as an institution that fit well within this strategy. Prattville's locations in the Prattville, Alabama area would allow Whitney to enter the Autauga County, Alabama market, which is one of the fastest growing markets in Alabama.

         In deciding to pursue an acquisition of Prattville, Whitney's management, board of directors and the executive committee of Whitney's board of directors noted, among other things, the following:

                  o Bank of Prattville's deposit base and branch network in Autauga County, Alabama;

                  o        Prattville's capitalization and asset quality; and

                  o the desirability of the merger over expansion through de-novo branching.

Prattville

         Prattville's board of directors believes that the terms of the merger agreement, which are the product of arms-length negotiations between Whitney and Prattville, are in the best interests of Prattville and its stockholders. In the course of reaching its determination, Prattville's board consulted with legal counsel with respect to its legal duties, the terms of the merger agreement and the issues related thereto. The board also consulted with Alex Sheshunoff & Co. with respect to the financial aspects and fairness of the transaction and with senior management regarding, among other things, operational matters.

         More specifically, in reaching its determination to approve the merger agreement, Prattville's board considered a number of factors, including:

                  o the current condition and growth prospects of Prattville, its historical results of operations and its prospective results of operations if it were to remain independent;

                  o the current operating environment, including, but not limited to, the mergers and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the importance of being able to capitalize on developing opportunities in these industries;

                  o the presentation of Alex Sheshunoff & Co. and the fact that Alex Sheshunoff & Co. would render an opinion that the consideration to be received in the merger by Prattville's stockholders was fair to such stockholders from a financial point of view;

                  o the fact that the merger will be a tax-free exchange to Prattville's stockholders for federal income tax purposes;

                  o the liquidity that the merger would provide to Prattville's stockholders because Whitney's common stock is listed on the Nasdaq Stock Market;

                  o the detailed financial analyses and other information with respect to Prattville and Whitney, discussed by Alex Sheshunoff & Co. In this regard, the latest publicly-available financial and other information of Whitney was analyzed, including a comparison to publicly-available financial and other information about similar institutions;

                  o the potential increase in the dividend yield that Prattville's stockholders would receive;

                  o the long-term prospects for the value of Prattville common stock without the merger compared to the prospects for such value following the merger with Whitney in light of the facts summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives for Prattville, and the belief of the Prattville board and management that the merger offered the best transaction available to Prattville and its stockholders; and

                  o the general impact of the merger on the constituencies that Prattville serves, including its customers, employees and community.

         After deliberating with respect to the merger and the other transactions contemplated by the merger agreement, considering, among other things, the matters discussed above and the opinion of Alex Sheshunoff & Co. discussed in the next subsection, the Prattville board of directors approved and adopted the merger agreement and the transactions contemplated thereby as being in the best interests of Prattville and its stockholders.

         The Board did not quantify or otherwise assign relative weights to the factors it considered. Individual members of the board may have given different weights to different factors.

Opinion of Alex Sheshunoff & Co. Investment Banking, L.P.

         Prattville retained Alex Sheshunoff & Co. Investment Banking, L.P. to provide its opinion of the fairness from a financial viewpoint, of the merger consideration Prattville stockholders will receive in connection with the merger with Whitney. As part of its investment banking business, Alex Sheshunoff & Co. is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The board of directors of Prattville retained Alex Sheshunoff & Co. based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

         On May 23, 2000, Alex Sheshunoff & Co. rendered its oral opinion that, as of such date, the merger consideration was fair, from a financial point of view, to the stockholders of Prattville. Subsequent to the date of the oral opinion, certain aspects of the merger consideration have changed as discussed further in this section. Alex Sheshunoff & Co. rendered its written fairness opinion based on the changes to the merger consideration as of ________________, 2000.

         The full text of the fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this proxy statement/prospectus. The stockholders of Prattville are urged to read the fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of Prattville and does not constitute a recommendation to any Prattville stockholder as to how to vote at the meeting.

         In connection with the fairness opinion, Alex Sheshunoff & Co.:

              o   Reviewed the merger agreement;

              o Evaluated Prattville's consolidated results based upon a review of its annual financial statements for the three-year period ending December 31, 1999 and of the year to date ended June 30, 2000;

              o Reviewed Call Report information for the three-year period ending December 31, 1999 and for the period ending June 30, 2000 for Prattville;

              o Conducted conversations with executive management regarding recent and projected financial performance of Prattville;

              o Compared Prattville's recent operating results with those of certain other banks in the Southeast Region of the United States (as defined by SNL Securities, LC) that have recently been acquired;

              o Compared Prattville's recent operating results with those of certain other banks located in the United States that have recently been acquired;

              o Compared the pricing multiples for Prattville in the merger to those of certain other banks in the Southeast Region of the United States (as defined by SNL

                  Securities, LC) that have recently been acquired;

              o Compared the pricing multiples for Prattville in the merger to those of certain other banks located in the United States that have recently been acquired;

              o Analyzed the net present value of the after-tax cash flows Prattville could produce through the year 2004, based on assumptions provided by management;

              o Performed an affordability analysis based on the projections of earnings for the combined entity subsequent to the merger;

              o Reviewed the historical stock price data and trading volume of Whitney common stock and the lack of any active market for the common stock of Prattville; and

              o   Performed such other analyses as it deemed appropriate.

         In connection with its review, Alex Sheshunoff & Co. relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Alex Sheshunoff & Co. did not assume any responsibility for independent verification of such information. Alex Sheshunoff & Co. assumed that internal confidential financial projections provided by Prattville were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of Prattville and did not independently verify the validity of such assumptions. Alex Sheshunoff & Co. did not make any independent evaluation or appraisal of the assets or liabilities of Prattville and was not furnished with any such appraisals. Alex Sheshunoff & Co. did not examine any individual loan files of Prattville. Alex Sheshunoff & Co. is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses.

         With respect to Whitney, Alex Sheshunoff & Co. did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Whitney, was not furnished with any evaluations or appraisals and did not review any individual loan files of Whitney.

         The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Alex Sheshunoff & Co. as of __________, 2000.

         In rendering the fairness opinion, Alex Sheshunoff & Co. performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Alex Sheshunoff & Co., and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Alex Sheshunoff & Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Alex Sheshunoff & Co.'s view of the actual value of Prattville.

         In performing its analyses, Alex Sheshunoff & Co. made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of Prattville. The analyses performed by Alex Sheshunoff & Co. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, you should not view Alex Sheshunoff & Co.'s analyses as determinative of the opinion of the board of directors or the management of Prattville with respect to the value of Prattville.

         The following is a summary of the analyses performed by Alex Sheshunoff & Co. in connection with its opinion. The following discussion contains financial information concerning Prattville and Whitney as of June 30, 2000 and market information as of __________________, 2000. For the purposes of the following analysis, Alex Sheshunoff & Co. utilized a value of the merger consideration of $__________ per share based upon Whitney's 25-day average stock price of $____________ per share as of ________________, 2000. Alex Sheshunoff &
Co. derived this value using the base purchase price of $38,700,000 plus management's anticipated retained net income after tax through November 30, 2000 of $1,053,000. No gain from the sale of the Prattmont branch was included in the merger consideration as the sale of the branch did not occur as anticipated and, as of the date hereof, no other sale of the branch is pending. The merger consideration may have a higher value should a valid sale be consummated prior to the time of the merger.

         Analysis of Selected Transactions. Alex Sheshunoff & Co. performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in the United States with comparable characteristics to the merger. Alex Sheshunoff & Co. analyzed two sets of comparable transactions to ensure a thorough comparison.

         The first set of comparable transactions consisted of a group of transactions in the Southeast Region of the United States for which pricing data were available. These comparable transactions consisted of fourteen mergers and acquisitions of banks with assets between $100 million and $250 million, stock consideration and those which were announced between January 1, 1999 and October 17, 2000. The analysis yielded multiples of the purchase prices in these transactions relative to:

             o Book value ranging from 1.5 times to 4.3 times with an average of 2.8 times and a median of 2.6 times compared with the multiple implied in the merger of 1.8 times June 30, 2000 book value for Prattville;

             o Last twelve months earnings ranging from 12.8 times to 37.7 times with an average of 23.2 times and a median of 21.5 times compared with the multiples implied in the merger of 26.0 times last twelve months earnings as of June 30, 2000 for Prattville and 22.4 times 2000 projected core earnings. Core earning represent Prattville's earnings excluding recoveries, negative loan loss reserve provisions, and other unusual items;

             o Total assets ranging between 10.7% and 34.9% with an average of 25.4% and a median of 27.7% compared with the multiples implied in the merger of 23.5% of June 30, 2000 total assets for Prattville; and

             o Total deposits ranging from 11.7% to 39.7% with an average of 29.6% and a median of 32.8% compared with the multiples implied in the merger of 27.9% of deposits as of June 30, 2000 for Prattville.

         The second set of comparable transactions consisted of a group of comparable transactions based upon the financial characteristics of Prattville for which pricing data were available. These comparable transactions specifically consisted of nine mergers and acquisitions of banks in the United States with total assets between $100 million and $250 million, had a return on average assets between 0.5% and 1.0%, stock consideration and those which were announced between January 1, 1999 and October 17, 2000. The analysis yielded multiples of the purchase prices in these transactions relative to:

             o Book value ranging from 1.3 times to 3.2 times with an average of 2.3 times and a median of 2.3 times compared with the multiple implied in the merger of 1.8 times June 30, 2000 book value for Prattville;

             o Last twelve months earnings ranging from 15.8 times to 36.3 times with an average of 23.6 times and a median of 22.8 times compared with the multiples implied in the merger of 26.0 times last twelve months earnings as of June 30, 2000 for Prattville and 22.4 times 200 projected core earnings. Core earnings represent Prattville's earnings excluding recoveries, negative loan loss reserve provisions, and other unusual items;

             o Total assets ranging between 12.0% and 30.3% with an average of 19.3% and a median of 18.2% compared with the multiples implied in the merger of 23.5% of June 30, 2000 total assets for Prattville; and

             o Total deposits ranging from 14.1% to 35.8% with an average of 22.3% and a median of 21.4% compared with the multiples implied in the merger of 27.9% of deposits as of June 30, 2000 for Prattville.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Alex Sheshunoff & Co. estimated the present value of the future after-tax cash flow streams that Prattville could produce through the year 2004, under various circumstances, assuming that it performed in accordance with the earnings/return projections provided by management.

         Alex Sheshunoff & Co. estimated the terminal value for Prattville at the end of 2004 by capitalizing the final period projected earnings by the quotient of (i) the assumed annual growth rate of the earnings of Prattville plus one and (ii) the difference between a range of required rates of return and the assumed annual growth rate of earnings in (i) above. Alex Sheshunoff & Co. discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 8.0%) and the terminal values using discount rates ranging from 13% to 15%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Prattville and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $20.20 to $25.50, compared to the value per share of the merger consideration to Prattville shareholders of $____________ per share as of ______________________, 2000.

         Comparable Company Analysis. Alex Sheshunoff & Co. compared selected stock market results of Whitney to the publicly available corresponding data of other composites which Alex Sheshunoff & Co. deemed to be relevant, including the Alex Bank Index and the S&P 500. During the last twelve months, Whitney's share price performance has been below that of the S&P 500 but superior to the Alex Bank Index.

         No company or transaction used in the comparable company and comparable transaction analyses is identical to Prattville, Whitney or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Prattville and Whitney and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

         Pursuant to an engagement letter dated August 19, 1999, between Prattville and Alex Sheshunoff & Co., Prattville agreed to pay Alex Sheshunoff & Co. a transaction fee calculated as follows:

               Consideration Amount                                   Transaction Fee
     Less than $43 million                                      .75% of Total Consideration
     Greater than $43 million but less than or equal            .90% of Total Consideration
     to $47 million
     Greater than $47 million                                   .95% of Total Consideration

         Prattville also agreed to indemnify and hold harmless Alex Sheshunoff & Co. and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Alex Sheshunoff & Co. or any matter for which Alex Sheshunoff & Co. may have strict liability.

         The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any Prattville stockholder to vote in favor of the merger. Prattville did not impose any limitations on Alex Sheshunoff & Co. regarding the scope of its investigation or otherwise.

         Based on the results of the various analyses described above, Alex Sheshunoff & Co. concluded that the merger consideration to be received by Prattville stockholders pursuant to the merger is fair from a financial point of view.

                               TERMS OF THE MERGER

GENERAL

         If Prattville's stockholders approve the merger agreement and the other conditions to the merger are satisfied, then on the effective date of the merger, Prattville will merge into Whitney, the separate existence of Prattville will cease and Bank of Prattville will become a wholly-owned subsidiary of Whitney. Thereafter, in due course, Bank of Prattville will merge with and into Whitney National Bank and the separate existence of Bank of Prattville will cease. See "- Conditions to the Merger; Waiver of Those Conditions" for a discussion of the other conditions to completing the merger.

CONSIDERATION TO BE PAID TO PRATTVILLE STOCKHOLDERS

         When the merger is completed, subject to the effect of the exercise of any appraisal rights, the outstanding shares of Prattville common stock will be converted into an aggregate number of shares of Whitney common stock equal to:

                  o the sum of $38,700,000 plus Retained Net Income After Tax, plus the tax-effected gain that Prattville recognizes on the sale of its Prattmont branch, if any (the "Purchase Price"), divided by

                  o the average of the closing per share trading prices (adjusted appropriately for any stock split, stock dividend recapitalization, reclassification or similar transaction that is effected or for which a record date occurs) of Whitney common stock (the "Trading Prices") on the 25 trading days preceding the fifth trading day immediately prior to the effective date of the merger (the "Average Market Price").

         The actual number of shares of Whitney common stock that a Prattville stockholder will receive will vary depending upon the Average Market Price of the Whitney common stock, the amount of any Prattville Retained Net Income After Tax and the amount of any tax-effected gain on the sale of the Prattmont Branch.

         The merger agreement defines "Retained Net Income After Tax" as the consolidated retained net income of Prattville for the period April 1, 2000 through the end of the month immediately preceding the effective date, as agreed to by Whitney and Prattville, based on normal banking net income, less appropriate income taxes accrued and dividends declared and/or paid and excluding any unusual or nonrecurring additions to net income such as reversals of loan loss or other valuation reserves and gains on the sale of investments or other assets. Retained Net Income After Tax is not reduced by Prattville's expenses for its counsel, accounting services and investment advisor incurred in connection with the merger, provided such expenses do not exceed $425,000 in the aggregate; any expenses in excess of that limit will reduce Retained Net Income After Tax on a dollar for dollar basis. For the period April 1, 2000 through ________________, 2000, on an unaudited basis, Prattville had Retained Net Income After Tax of approximately $__________________. Whitney has not reviewed this figure, and because the determination of Retained Net Income After Tax is dependent upon the facts as of the end of the month immediately preceding the effective date of the merger, we cannot estimate the amount of Retained Net Income After Tax, if any, with certainty at this time.

         Prattville entered into a contract with C.F. Halstead Contractors, Inc. for the sale of the Prattmont Branch. Halstead has given Prattville notice that the sale will not close. Prattville is soliciting other proposals for the sale of the Prattmont Branch. We cannot assure you that Prattville will sell the Prattmont Branch prior to the merger. If a sale does not occur by that time, there will be no increase in the number of Whitney shares to be issued in the merger, other than the increase attributable to Prattville's Retained Net Income After Tax, if any.

         If Whitney issues a press release before the effective date of the merger announcing that it is negotiating or has executed a definitive merger or other acquisition agreement as a result of which Whitney would cease to be an independent, publicly traded company and has not thereafter issued a press release announcing the termination of those negotiations or definitive agreement, then the "Average Market Price" for purposes of the merger agreement will be the average of the Trading Prices on the 25 trading days preceding the 10th trading day immediately before the first of such press releases.

         Inasmuch as the consideration that Whitney will pay in the merger will be based on the "Average Market Price" of Whitney common stock as defined in the merger agreement, the actual value of the shares that Prattville's stockholders will receive on the date of the merger may be more or less than the Average Market Price of those shares as calculated in accordance with the merger agreement. On ________, 2000, the closing trading price for a share of Whitney common stock was $______, and if such date had been the effective date, the Average Market Price would have been $_________.

         The following table shows examples of the number of shares of Whitney common stock into which each share of Prattville common stock would be converted in the merger, assuming that the Average Market Price for Whitney common stock is as specified below. The table does not reflect any Retained Net Income After Tax or any tax-effected gain on the sale of the Prattmont branch, which would increase the number of shares of Whitney common stock in each case.

                                                                                  NUMBER OF
               ASSUMED AVERAGE                                                     WHITNEY
           MARKET PRICE OF WHITNEY             TOTAL NUMBER OF SHARES OF          SHARES PER
                   COMMON                        WHITNEY COMMON STOCK             PRATTVILLE
                    STOCK                          TO BE ISSUED(1)                 SHARE(2)
           -----------------------             -------------------------          ----------
                  $45.00                              860,000                        0.8739
                   40.00                              967,500                        0.9831
                   35.00(3)                         1,105,714                        1.1235

                                                                                  NUMBER OF
               ASSUMED AVERAGE                                                     WHITNEY
           MARKET PRICE OF WHITNEY             TOTAL NUMBER OF SHARES OF          SHARES PER
                   COMMON                        WHITNEY COMMON STOCK             PRATTVILLE
                    STOCK                          TO BE ISSUED(1)                 SHARE(2)
           -----------------------             -------------------------          ----------
                   30.00                             1,290,000                       1.3108
                   25.00                             1,548,000                       1.5730

------------------

    (1) Assuming no appraisal rights are exercised and ignoring fractional shares.

    (2) Based on 984,132 shares of Prattville common stock, the number of shares outstanding on ____________, 2000. Due to fluctuations in the trading prices of Whitney common stock and the amount, if any, of Retained Net Income After Tax and gain on the sale of the Prattmont branch, we cannot currently determine the actual number of shares of Whitney common stock Prattville's stockholders will receive.

    (3) The closing price of Whitney common stock on ____________, 2000 was $____________.

                                   ----------

         Whitney will not issue any fractional shares of Whitney common stock in the merger. Instead, Whitney will make a cash payment (without interest) to any Prattville stockholder who would otherwise receive a fractional share. The payment will equal such fractional share multiplied by the Average Market Price.

         For information regarding restrictions on the transfer of Whitney common stock applicable to certain Prattville stockholders, see "-Resales of Whitney Common Stock."

SURRENDER AND EXCHANGE OF STOCK CERTIFICATES

         On the effective date of the merger, Prattville's stockholders who have not exercised appraisal rights will automatically become entitled to all of the rights and privileges afforded to Whitney shareholders at that time. However, the actual physical exchange of Prattville common stock certificates for certificates representing shares of Whitney common stock will occur after the merger.

         Whitney's transfer agent will serve as exchange agent for the merger. Shortly after the effective date of the merger, Whitney will send or cause to be sent to all Prattville stockholders (other than any stockholders who have exercised their right of appraisal) a letter of transmittal with instructions for exchanging Prattville common stock certificates for certificates of Whitney common stock. Each Prattville stock certificate outstanding immediately prior to the merger and that will be exchanged in the merger will be deemed for all purposes to evidence ownership of shares of Whitney common stock, regardless of when they are actually exchanged.

         PRATTVILLE STOCKHOLDERS SHOULD NOT SEND IN THEIR PRATTVILLE COMMON STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS AFTER THE EFFECTIVE DATE OF THE MERGER. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

         When the exchange agent receives certificates of Prattville common stock, together with a properly completed letter of transmittal, it will issue and mail to the Prattville stockholder a certificate representing the number of whole shares of Whitney common stock that the former Prattville stockholder received in the merger. If the Prattville stockholder is entitled to receive a fraction of a Whitney share, the exchange agent will mail the Prattville stockholder a check instead of the fractional share.

         Whitney, at its option, may decline to pay former stockholders of Prattville who become holders of Whitney common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Whitney common stock following the effective date of the merger until they have surrendered their certificates evidencing their Prattville common stock, at which time Whitney will pay any such dividends or other distributions without interest.

         Prattville stockholders who cannot locate their stock certificates are urged to contact promptly:

                    Prattville Financial Services Corporation
                               124 W. Main Street
                            Prattville, Alabama 36067
                    Attention: Albert C. Striplin, Secretary
                            Telephone: (334) 361-3312

Prattville will issue a new stock certificate to replace the lost certificate(s) only if the Prattville stockholder signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify Prattville and Whitney against any claim that may be made against Prattville or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. Prattville or Whitney may also require the stockholder to post a bond in an amount sufficient to support the stockholder's agreement to indemnify Prattville and Whitney.

PAYMENT OF EXPENSES RELATING TO THE MERGER

         Whitney will pay all expenses of printing and distributing this proxy statement-prospectus. The parties otherwise will pay all of their own expenses related to negotiating and completing the merger.

CONDITIONS TO THE MERGER; WAIVER OF THOSE CONDITIONS

         The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

                  o approval of the merger agreement by Prattville's stockholders;

                  o approval of the merger by the Federal Reserve Board without imposing conditions unacceptable to Whitney (see "-Regulatory and Other Required Approvals");

                  o issuance of a tax opinion that the merger qualifies as a tax-free reorganization;

                  o the absence of a stop order suspending the effectiveness of Whitney's registration statement under the Securities Act;

                  o absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

                  o continued accuracy as of the closing date of the merger of the representations and warranties set forth in the merger agreement and fulfillment of the parties' covenants set forth in the merger agreement;

                  o the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other parties;

                  o Prattville's receipt of a letter from Alex Sheshunoff & Co., dated as of the meeting date, confirming its fairness opinion to Prattville's board;

                  o Prattville's transfer of certain branch properties to Bank of Prattville;

                  o that Whitney does not enter into an agreement that would result in Whitney no longer being an independent public company;

                  o qualification of the merger for pooling-of-interests accounting treatment; and

                  o issuance of certain legal opinions by counsel for Prattville and Whitney.

The conditions to the merger are generally set forth in Section 6 of the merger agreement.

         Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created, except that the conditions regarding regulatory and stockholder approvals, the continued effectiveness of Whitney's registration statement and the fairness opinion confirmation may not be waived. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties' boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from Prattville's stockholders with respect to the changed merger agreement.

         The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

REGULATORY AND OTHER REQUIRED APPROVALS

         The Board of Governors of the Federal Reserve Board must approve the merger before it can be completed. Whitney and Prattville must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this 15-day period, the U.S. Department of Justice may object to the merger on antitrust grounds.

         The Whitney stock to be issued in exchange for Prattville stock in the merger has been registered with the Securities and Exchange Commission. The transaction also will be registered with such state securities regulators as may be required.

         Whitney filed an application for approval of the merger with the Federal Reserve Board on October 18, 2000, and the Federal Reserve Board approved the application to merge on ________________, 2000.

BUSINESS OF PRATTVILLE PENDING THE MERGER

         The merger agreement requires Prattville, Bank of Prattville and their subsidiaries to continue to operate their business as usual pending the merger. Among other things, they may not, without Whitney's consent, take or agree to take any of the following actions:

                  o declare or pay any dividend, except Prattville's payment of (a) its regular quarterly dividends in amounts not to exceed $0.11 per share and (b) a special dividend of up to $0.05 per share payable in January 2001, provided the special dividend does not disqualify the merger as a pooling of interests or as a tax-free reorganization;

                  o declare or make any other distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for capital stock;

                  o enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees, except such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices;

                  o except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as allowed under the merger agreement) or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material non-current liability;

                  o acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices;

                  o dispose of investment securities in amounts or in a manner inconsistent with past practices, or make investments in non-investment grade securities or that are inconsistent with past investment practices;

                  o        enter into any new line of non-banking business;

                  o take or cause to be taken any action that would disqualify the merger as a pooling of interests for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The restrictions on Prattville's business activities are generally set forth in
Section 5.07 of the merger agreement.

         In addition, subject to the proper exercise of Prattville's board of directors' and executive officers' fiduciary duties, neither Prattville nor any of its subsidiaries may solicit inquiries or proposals with respect to, or furnish any information relating to, or enter into any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, Prattville's board may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

         The merger agreement specifies the circumstances in which the parties may terminate the agreement and abandon the merger. Those circumstances are:

                  o by mutual consent of Whitney's and Prattville's boards of directors;

                  o by either party if the other party breaches any representation, warranty or covenant and such breach is not cured within 30 days after written notice;

                  o by either party if the merger is not consummated by January 31, 2001, unless extended, or if the conditions to such parties obligation to close are not satisfied by such date;

                  o by either party if the Prattville stockholders do not approve the merger agreement;

                  o by Whitney if Prattville's board of directors withdraws or changes its recommendation of the merger agreement, recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the Whitney merger), or announces any agreement to do any of those things;

                  o by Prattville if Prattville receives a bona fide written offer for an acquisition transaction that the Prattville board determines to be more favorable than the Whitney merger; or

                  o by Whitney if the amount of cash to be paid in the merger (whether to stockholders who have exercised appraisal rights or as payments in lieu of fractional shares) would preclude pooling-of-interests accounting for the merger.

         If Whitney terminates the merger agreement because Prattville's board recommends an acquisition transaction other than the Whitney merger, or if Prattville terminates the agreement because it has received an offer for such an acquisition transaction, then Prattville must pay Whitney a termination fee of $1,900,000.

         Provisions of the merger agreement regarding confidentiality, payment of the termination fee and certain miscellaneous matters will survive any termination of the agreement.

REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

         Prattville, Bank of Prattville, Whitney and Whitney National Bank have made certain representations and warranties to each other as part of the merger agreement. Prattville's and Bank of Prattville's representations and warranties relate to, among other things:

                  o their organization and authority to enter into the merger agreement;

                  o their capitalization, subsidiaries, properties and financial statements;

                  o        pending and threatened litigation;

                  o their loans, investment portfolios, reserves and taxes;

                  o insurance, employee benefits and environmental matters;

                  o their contractual obligations and contingent liabilities; and

                  o their public reports filed with the Federal Reserve Board and the Federal Deposit Insurance Corporation.

Prattville's and Bank of Prattville's representations and warranties are generally contained in Section 3 of the merger agreement.

         Whitney's and Whitney National Bank's representations and warranties relate to, among other things:

                  o their organization and authority to enter into the merger agreement;

                  o        Whitney's capitalization and financial statements;

                  o pending and threatened litigation against Whitney and Whitney National Bank;

                  o the shares of Whitney common stock to be issued in the merger; and

                  o Whitney's public reports filed with the Securities and Exchange Commission.

Whitney's and Whitney National Bank's representations and warranties are generally contained in Section 4 of the merger agreement.

         Whitney's and Whitney National Bank's representations and warranties are for the benefit of Prattville and Bank of Prattville; they are not for the benefit of and may not be relied upon by Prattville's stockholders. The representations and warranties of the parties generally will not survive the effective date of the merger.

CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

         If the merger is completed, all Prattville stockholders, other than those who exercise and perfect appraisal rights, will become Whitney shareholders. Their rights as shareholders will then be governed by Whitney's articles of incorporation and bylaws and by Louisiana law. The following is a list of the significant differences between the rights of Prattville stockholders and Whitney shareholders not described elsewhere in this proxy statement-prospectus:

Liquidity of Stock

         The common stock of Whitney is traded on the Nasdaq Stock Market. Prattville common stock is not publicly traded.

Boards of Directors

         Whitney's articles of incorporation provide for a board of directors consisting of not less than five nor more than twenty-five members divided into five classes. Each class of directors serves a five-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders. Whitney's directors must also be shareholders of Whitney.

         Prattville's by-laws provide for a board of directors consisting of not less than five nor more than twenty-five directors, serving in a single class. Directors are elected by plurality vote at each annual meeting of the stockholders.

Nomination of Directors

         Whitney has no specified procedures for shareholder nomination of directors. Prattville's certificate of incorporation requires board members to be nominated by the board of directors or by stockholders. Stockholder nominations require advance written notice at least 14 days before the meeting at which directors are to be elected.

Removal of Directors

         A Whitney director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose. The holders of 90% of the total voting power of Whitney shareholders must be present in person or by proxy for there to be a quorum at the meeting.

         A Prattville director may be removed from office with or without cause, by the affirmative vote of the holders of a majority of issued and outstanding shares of Prattville common stock. Any vacancies in the board may be filled by a vote of the majority of the directors.

Special Meetings of Shareholders

         Special meetings of Whitney shareholders may be called by:

                  o        the president,

                  o        the board of directors, or

                  o shareholders holding more than 20% of the total voting power of Whitney's shareholders.

         Special meetings of Prattville stockholders may be called only by Prattville's board of directors.

Shareholder Inspection Rights

         Any shareholder of Whitney, except a business competitor, has the right to examine in person or by representative Whitney's books and records for any proper purpose. To do so, a shareholder must send five days' written notice to Whitney and must have held at least 5% of the outstanding shares of Whitney common stock for a minimum of six months. Two or more shareholders may aggregate their holdings to reach the required 5% threshold. Business competitors must hold at least 25% of the outstanding shares of Whitney common stock for a minimum of six months to obtain these inspection rights.

         Under Delaware law, any Prattville stockholder (no matter how few shares he or she holds) has the right upon written demand under oath to inspect the company's books and records for any purpose reasonably related to the stockholder's interest as a stockholder.

Antitakeover Provisions

         Whitney's articles of incorporation include provisions that may make more difficult takeover attempts and other acquisitions of interests in Whitney that have not been approved by Whitney's board of directors. These provisions include:

                  o A requirement that any change to Whitney's articles of incorporation relating to the structure of the board of directors or the fair price protections described in the next bullet point must be approved by the affirmative vote of shareholders holding 90% of the voting power present at a shareholders meeting, the quorum for which is 90% of Whitney's total voting power, unless Whitney's board of directors has unanimously approved the change.

                  o A requirement that any business combination transaction with a person or persons who hold 10% or more of Whitney common stock be approved by the 90% vote of shareholders described in the preceding bullet point unless certain minimum price and procedural requirements are satisfied in connection with the proposed business combination.

         Under these provisions, a business combination that might be attractive to some shareholders might not be proposed to Whitney's shareholders or, if proposed, might not be consummated. The provisions may give holders of a minority of Whitney's voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. To Whitney's knowledge, on September 30, 2000, its directors and executive officers beneficially owned 2,084,869 shares (or approximately 9.2%) of Whitney's outstanding common stock. As a result, it may be difficult or impossible for a shareholder holding 10% or more of Whitney stock to secure the necessary supermajority vote without management and board approval.

         The Louisiana Business Corporation Law contains provisions similar to Delaware law that eliminate the voting rights of shareholders who acquire significant blocks of Whitney common stock under certain circumstances unless Whitney's non-interested shareholders grant the shareholder the right to vote its shares. If non-interested shareholders do not grant the shareholder voting rights, Whitney may redeem the shareholder's shares at their fair market value.

         Prattville's certificate of incorporation also includes provisions that attempt to make more difficult unfriendly takeovers. These provisions include:

                  o A proposed transaction that fails to meet certain price requirements or that has not been approved by a majority of continuing directors must be approved by either (i) stockholders owning at least 70% of the Prattville shares issued and outstanding, or (ii) 70% of the members of the board of directors.

                  o Certain amendments to the certificate of incorporation must be approved by Prattville stockholders owning at least 70% of the shares issued and outstanding.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Employee Benefits

         Whitney has agreed that all persons employed by Prattville and Bank of Prattville at the effective time of the merger will be eligible for such employee benefits as are generally available to employees of Whitney National Bank having like tenure, officer status and compensation levels, except that (a) all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney National Bank's Compensation Committee, and (b) all Prattville and Bank of Prattville employees who are employed at the effective time of the merger will be given full credit for all prior service as employees of Prattville or Bank of Prattville, provided, however, that all such employees shall be treated as newly hired Whitney National Bank employees for all purposes of Whitney's or Whitney National Bank's defined benefit pension plan (this means that Whitney will not consider prior service credit with Prattville and Bank of Prattville in determining future benefits under Whitney's or Whitney National Bank's defined benefit pension plan).

Indemnification and Insurance

         Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Prattville's certificate of incorporation and bylaws and Bank of Prattville's articles of association and bylaws as in effect on August 8, 2000 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. Whitney has also agreed to allow Prattville, at its option, to cause the officers and directors of Prattville and Bank of Prattville to be covered by Prattville's and Bank of Prattville's directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions. In addition, Whitney has agreed to indemnify, under certain conditions, Prattville's and Bank of Prattville's directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws.

         Except for Mr. Albert C. Striplin, who owns 100 shares of Whitney common stock, no director or executive officer of Prattville or Bank of Prattville owns any Whitney common stock. No director or executive officer of Whitney has any personal interest in the merger other than as a Whitney shareholder. No Whitney director or executive officer owns any shares of Prattville common stock.

Severance Agreements

         Prattville entered into Severance Compensation Agreements, each effective as of December 31, 1999, with the five executives listed below. Each agreement provides for the payment of a multiple of the executive's monthly salary (less any bonus or other incentive pay) as indicated below if the executive's employment is terminated following a change in control, provided that such termination is not for "cause" or is by the executive for "good reason." The merger will be deemed a change of control under these agreements. Accordingly, if during a one-year period following the merger a covered executive is terminated for a reason other than "cause" or the executive chooses to terminate his employment for "good reason," then the executive will be entitled to payments and benefits in accordance with these agreements. Any payments under the agreements would be at the executive's election payable in
(i) a lump sum in cash, on the fifth day following the date of termination, or
(ii) six equal monthly installments, in cash, beginning on the fifth day following the date of termination.

         "Good Reason" is defined under the agreements to include (i) the assignment to the executive of duties inconsistent with executive's position, authorities or duties as in effect prior to the change in control; (ii) a reduction in executive's base salary during the 12 months following a change in control or a failure to increase such executive's salary on a percentage basis that equals or exceeds the average percentage increase in base salary for all officers during the preceding 12-month period; (iii) failure to continue a benefit plan or arrangement; (iv) failure to continue in effect an incentive plan or arrangement that would adversely affect executive's benefits by 10%; (v) relocating executive more than 20 miles from the location of executive's office prior to the change in control; and (vi) reduction in vacation benefits.

         "Cause" is defined under the agreements to be termination on a basis of fraud, misappropriation or embezzlement on the part of the executive in the good faith opinion of the company's board of directors.

         The Prattville executives with Severance Compensation Agreements (and their respective multiples of monthly salary) are:

         A. C. Striplin (36 months salary)
         Steve T. Goslan (6 months salary)
         Anthony G. McInvale (6 months salary)
         LeMerle C. Shedd (6 months salary)
         C. Allen Tanner (6 months salary)

MATERIAL TAX CONSEQUENCES OF THE MERGER

         The following is a summary description of the material income tax consequences of the merger. We do not intend it to be a complete description of the federal income tax consequences of the merger. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. In addition, we have not included information about the tax consequences of the merger under state, local or other tax laws. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

         Whitney and Prattville must receive a tax opinion from Arthur Andersen LLP in order to complete the merger. The tax opinion will be based upon representations made by Whitney and Prattville about the terms of the merger and certain other matters. The tax opinion must conclude that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code, which means:

                  o neither Whitney nor Prattville will recognize any gain or loss in the merger;

                  o Prattville's stockholders will not recognize any gain or loss for federal income tax purposes to the extent they receive Whitney common stock in exchange for their Prattville common stock;

                  o the tax basis of the Whitney common stock received in the merger will be the same as the tax basis of the exchanged Prattville common stock;

                  o the holding period, for federal income tax purposes, for Whitney common stock received in the exchange will include the period during which the stockholder held his or her Prattville common stock (as long as the Prattville common stock was held as a capital asset at the effective date of the merger); and

                  o where solely cash is received by a holder of Prattville common stock in the merger pursuant to the exercise of rights of appraisal, such cash will be treated as a redemption of the stockholder's common stock subject to the provisions and limitations of
                           Section 302 of the Internal Revenue Code.

ACCOUNTING TREATMENT OF THE MERGER

         Whitney intends to account for the merger as a pooling of interests. In order for the merger to qualify for pooling-of-interests accounting treatment, among other things, the total amount of cash that Whitney is required to pay as a result of the merger cannot exceed 10% of the value of the outstanding Prattville common stock to be exchanged in the merger. Also, in order for the pooling-of-interests accounting method to apply, affiliates of Whitney and Prattville cannot sell, transfer, pledge or otherwise alienate or encumber any shares of Whitney common stock (whether received in the merger or otherwise) until Whitney has published the results of at least 30 days of post-merger combined operations of Whitney and Prattville. Whitney is not obligated to consummate the merger if the merger does not qualify for pooling-of-interests accounting treatment.

RESALE OF WHITNEY COMMON STOCK

         The shares of Whitney common stock to be issued in the merger have been registered under the Securities Act of 1933, as amended. Prattville stockholders who are not affiliates of Prattville or Whitney may freely trade their Whitney common stock upon completion of the merger. The term "affiliate" generally means each person who was an executive officer, director or 10% shareholder of Prattville prior to the merger or who is an executive officer, director or 10% shareholder of Whitney after the merger.

         Those stockholders who are deemed to be affiliates of Prattville may only sell their Whitney common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

         If you are or may be a Prattville affiliate, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Whitney common stock after the merger. Persons assumed to be affiliates of Prattville have entered into agreements with Whitney not to sell shares of Whitney common stock they receive in the merger in violation of the Securities Act of 1933, as amended.

         Further, such affiliates have agreed not to transfer any shares of Whitney common stock until Whitney releases financial results that include at least 30 days of post-merger combined operations of Whitney and Prattville. This restriction is necessary in order to satisfy certain requirements for pooling-of-interests accounting treatment.

              RIGHTS OF DISSENTING STOCKHOLDERS (APPRAISAL RIGHTS)

         The Delaware General Corporation Law (the DGCL) provides Prattville stockholders with the right to seek an appraisal and obtain cash for their Prattville shares if the merger is consummated. The availability of these appraisal rights is conditioned upon compliance with the provisions of Section 262 of the DGCL. Accordingly, any Prattville stockholder who wishes to demand appraisal rights in connection with the proposed merger and receive the appraised cash value of his or her shares should consult with legal counsel.

         Shares of Prattville common stock held by a stockholder who exercises appraisal rights in connection with the merger will not be converted into shares of Whitney common stock. Instead, they will be converted into the right to receive such cash consideration as the Delaware Court of Chancery determines to be due with respect to such shares in accordance with the DGCL.

         THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 262 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262, A COPY OF WHICH IS ATTACHED AS APPENDIX C AND IS INCORPORATED INTO THIS DISCUSSION BY REFERENCE.

         Section 262 requires Prattville to notify its stockholders of record entitled to notice of and to vote at the meeting that appraisal rights are available for all or any of the shares of Prattville common stock proposed to be converted in the merger. That notice must be given not less than 20 days prior to the meeting and must include a copy of Section 262. This proxy statement-prospectus, including Appendix C, serves as the Prattville notice required under
Section 262.

         To exercise appraisal rights, a Prattville stockholder must:

                  o deliver to Prattville, before the vote on the merger at the meeting, a written demand for appraisal reasonably identifying the stockholder and his or her intent (a proxy or vote against the merger will not constitute such a demand); and

                  o not vote his or her shares of Prattville common stock in favor of the merger agreement.

         Demands for appraisal should be sent to:

                  Prattville Financial Services Corporation
                  124 W. Main Street
                  Prattville, Alabama 36067
                  Attention: Albert C. Striplin, Secretary

         Within ten days after the effective date of the merger, Whitney must deliver to each Prattville stockholder who satisfies the requirements for appraisal rights as set forth in the preceding paragraph a written notice of the date on which the merger became effective. For appraisal rights to remain available, either Whitney or any Prattville stockholder who satisfies the foregoing requirements must, within 120 days after the effective date of the merger, file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. Whitney does not intend to file such a petition.

         Within 120 days after the effective date of the merger, Prattville stockholders who have properly preserved their appraisal rights may also, upon written request, receive from Whitney a statement setting forth the aggregate number of shares of Prattville stock as to which demands for appraisal have been received and the number of holders of such shares.

         At any time within 60 days after the effective date of the merger, any Prattville stockholder has the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger agreement.

         In appraising the shares of Prattville common stock as to which demands for appraisal have been received, the Court of Chancery will determine the fair value of those shares exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest.

         If any Prattville stockholder who demands appraisal of his or her shares under Section 262 fails to perfect the demand, or otherwise effectively withdraws or loses his or her rights to such appraisal, his or her Prattville common stock will be converted into shares of Whitney common stock in accordance with the merger agreement.

         Appraisal rights are lost if:

                  o        the merger is abandoned;

                  o the stockholder of record fails to make a proper, timely, written demand for appraisal;

                  o the shares of the stockholder are voted in favor of the merger;

                  o neither Whitney nor any Prattville stockholder exercising his or her appraisal rights files the required petition with the Delaware Court of Chancery within 120 days after the effective date of the merger;

                  o the stockholder timely withdraws his or her demand for appraisal; or

                  o the stockholder fails to submit his or her Prattville stock certificates to the Court upon request.

         You must do all of the things described in this section and as set forth in Section 262 of the DGCL in order to preserve your appraisal rights and to receive the fair value of your shares in cash (as determined by the Court of Chancery). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares. In view of the complexity of these provisions of Delaware law, Prattville stockholders who are considering dissenting from the approval of the merger agreement and exercising their appraisal rights should consult their legal advisors.

                          INFORMATION ABOUT PRATTVILLE

DESCRIPTION OF BUSINESS

         Prattville is a Delaware corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Bank of Prattville is an Alabama banking corporation. Bank of Prattville conducts a general commercial banking business in Autauga County, Alabama, through its main office and branch locations.

COMPETITION

         Prattville and Bank of Prattville aggressively compete against five (AmSouth, Colonial, Regions, SouthTrust, Synovus) state-wide bank holding companies as well as one (Peoples Bank & Trust Co.) central Alabama holding company.

         In addition to commercial banks, Autauga Country has a branch of a federal credit union (Maxwell/Gunter) licensed to serve the Autauga, Elmore & Montgomery County areas. Autauga County also has several local state chartered credit unions and finance companies.

         Several national and regional stock brokerage and insurance offices are also represented in Autauga County and offer a variety of products which directly compete with products and services offered by Prattville and Bank of Prattville.

SUPERVISION AND REGULATION

         Prattville's primary regulator is the Federal Reserve Board with examinations provided from their office in Atlanta, Georgia. Bank of Prattville is regulated by the Federal Deposit Insurance Corporation and the State of Alabama Banking Department. Prattville's subsidiary Key Finance Company, Inc. is also supervised by the State of Alabama Banking Department.

SEASONALITY OF BUSINESS AND CUSTOMERS

         Employment of the residents of Autauga County is diversified. Approximately 12% are employed in public administration, 12% in professional services, 17% in manufacturing, 20% in retail sales and 39% in other, which includes agriculture. This broad-based diversity dramatically reduces major seasonable fluctuations and dependence on one industry or sector of its economy.

         Autauga County is recognized as one of the five fastest growing counties within the State of Alabama. From 1990 through 1999, total households increased 29.58% and population increased 25.10%. This growth is primarily attributed to reasonable costs for real estate, easy access to the interstate system (I-65 and I-85) and a good county-wide school system.

         Prattville provides services to a broad range of customers across economic levels throughout Autauga County. Average age is 34.92 years and the average household income for the City of Prattville is $48,297 as compared to the county average of $44,108. Generally, Prattville's customers are well educated, technology-literate and demanding of products and services that complement their lifestyles. Customers of Prattville have been enjoying the benefits of modern technology such as automatic teller machines since 1979 and image statements since 1996.

EMPLOYEES

         As of the date of this proxy statement-prospectus, Prattville and Bank of Prattville had 77 full time employees. Prattville and Bank of Prattville consider their relationship with employees to be good.

PROPERTIES

         The following list describes the location and general character of the principal properties owned or leased by Prattville and its subsidiaries:

       Location                        Area           Owner (1)(2)                        Use                       Sq. Feet
       --------                        ----           ------                              ---                       --------
124 W. Main Street                  Prattville           BOP                  BOP main office banking                 40,100
                                                                              facility

1881 East Main Street               Prattville           PFSC                 First floor leased to BOP-               5,250
                                                                              general banking offices.
                                                                              Second floor leased to BOP-              5,250
                                                                              administrative offices.
                                                                              Third floor leased to an
                                                                              attorney.                                5,200

2711 Hwy. 14 West                   Autaugaville         BOP                  BOP branch banking facility              4,900

144 West Main Street                Prattville           PFSC                 Leased to and occupied by                  780
                                                                              Key Finance Co., Inc.

300 Chestnut Street                 Prattville           BOP                  Leased to and occupied by a              7,680
                                                                              grocery franchise.

Intersection of U.S. Hwy            Pine Level           PFSC                 Potential future branch site.        3.3 acres
31 N. and Autauga Co.
Road 40

159 Tichnor Avenue                  Prattville           R. Musgrove          Leased to BOP for                        6,000
                                                                              warehouse space.

1714 E. Main Street                 Prattville           Food World           Leased to BOP for an ATM                   100
                                                                              location.

703 S. Memorial Drive               Prattville           BOP                  BOP branch facility closed               5,312
                                                                              10/7/00.  Negotiations
                                                                              underway for sale of this
                                                                              facility.

---------------------------------

(1) Legend:       BOP      Bank of Prattville
                  PFSC     Prattville Financial Services Corporation

(2) Properties currently owned by PSFC will be transferred to BOP prior to completion of the merger.

         Prattville's management believes that all of its and its subsidiaries' properties are in generally good condition and are adequate to meet the needs of the communities they serve.

LEGAL PROCEEDINGS

         As of the date of this proxy statement-prospectus, there are no material pending legal proceedings to which Prattville or any of its subsidiaries are a party.

         Prattville and its subsidiaries are, through the normal course of business, actively involved in various suits involving matters in which certain customers have not fulfilled their contractual obligation.

MARKET PRICE AND DIVIDENDS

Market Prices

         Since its formation in 1984, Prattville has provided a market for its stock by establishing a floor price for the purchase of its stock by its treasury. In 1997 the floor price became the unaudited, internally computed book value per share, rounded to the nearest $.25, which was calculated as of each calendar quarter end. The following table shows these floor purchase prices for the periods indicated:

                                                             Company
                  Date                                    Purchase Price
                  ----                                    --------------
                  September 30, 2000                          $24.25
                  June 30, 2000                               $23.00
                  March 31, 2000                              $23.00

                  December 31, 1999                           $22.50
                  September 30, 1999                          $23.25
                  June 30, 1999                               $23.25
                  March 31, 1999                              $24.00

                  December 31, 1998                           $24.00
                  September 30, 1998                          $23.75
                  June 30, 1998                               $23.50
                  March 31, 1998                              $23.25

Dividends

         The following table sets forth, for the periods indicated, the dividends declared by Prattville. Prattville's ability to declare and pay dividends after August 8, 2000 is subject to restrictions in the merger agreement.

                               DIVIDENDS DECLARED

2000

         Third Quarter...................................................$ 0.11
         Second Quarter..................................................$ 0.11
         First Quarter...................................................$ 0.11

1999

         Fourth Quarter..................................................$ 0.16
         Third Quarter...................................................$ 0.10
         Second Quarter..................................................$ 0.10
         First Quarter...................................................$ 0.10

1998

         Fourth Quarter..................................................$ 0.15
         Third Quarter...................................................$ 0.09
         Second Quarter..................................................$ 0.09
         First Quarter...................................................$ 0.09

Holders

         As of ____________, 2000, the record date for the meeting, there were approximately _____ record stockholders of Prattville common stock.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF PRATTVILLE

Principal Stockholders

         The following table reflects certain information regarding those persons Prattville knows to be the beneficial owner of more than five percent of the outstanding Prattville common stock as of the record date for the meeting. Unless otherwise indicated, each person listed has sole voting and investment power with respect to the shares set forth opposite his name.

                          Name of                                  Number of Shares
                     Beneficial Owner                             Beneficially Owned              Percent of Class
                     ----------------                             ------------------              ----------------
Albert C. Striplin                                                      299,512 (1)                    30.43%

-------------------------------

(1)      Includes 40,170 shares held jointly with wife.
         Includes 365 shares held in a self-directed Individual Retirement Account.

         Includes 128,777 shares held in the 1991 J. B. Striplin Family Trust, of which Mr. Striplin is trustee.
         Includes 130,000 shares held in the Striplin Family Limited Liability Company, of which Mr. Striplin is manager.

Directors and Executive Officers

         The following table sets forth certain information as of the record date for the meeting concerning the beneficial ownership of Prattville common stock by each director of Prattville and by all directors and executive officers of Prattville as a group. Unless otherwise indicated, each person listed in the table has sole voting and investment power with respect to the shares set forth opposite his name.

                          Name of                                  Number of Shares
                     Beneficial Owner                             Beneficially Owned              Percent of Class
                     ----------------                             ------------------              ----------------
David L. Avant                                                           46,026 (1)                     4.68%
Willis J. Bradford                                                          250                          *
C. Steve Burton                                                             300 (2)                      *
J. M. Donovan                                                            14,677 (3)                     1.49%
James T. Powell                                                           9,000                          *
Larry Puckett                                                             4,166 (4)                      *
A. C. Striplin                                                          299,512 (5)                    30.43%
J. B. Striplin                                                           13,873 (6)                     1.41%
Thomas L. Thompson                                                        3,119 (7)                      *
Milton Wendland                                                          23,270 (8)                     2.36%
All directors and executive
officers as a group (10 people)                                         414,193                        42.00%

----------------------------
*Indicates less than 1%

(1)      Includes 4,878 shares held in a self-directed Individual Retirement
         Account.
         Includes 13,615 shares held in a self-directed Simplified
         Employee Retirement Plan.
         Includes 5,900 shares held by wife.
         Includes 2,440 shares held by wife in a self-directed Individual Retirement Account.

         Includes 193 shares held by wife in a self-directed Simplified Employee Retirement Plan.

(2) Includes 100 shares held by a limited liability company of which Mr. Burton is a financial advisor.

(3)      Includes 14,177 shares held jointly with wife.

(4) Includes 2,065 shares held in a self-directed Individual Retirement Account. Includes 1,101 shares held by wife in a self-directed Individual Retirement Account.

(5)      Includes 40,170 shares held jointly with wife.
         Includes 365 shares held in a self-directed Individual Retirement Account.
         Includes 128,777 shares held in the 1991 J. B. Striplin Family Trust, of which Mr. Striplin is trustee.
         Includes 130,000 shares held in the Striplin Family Limited Liability Company, of which Mr. Striplin is manager.

(6)      Includes 13,673 shares held by wife.

(7)      Includes 2,000 shares held by wife.

(8)      Includes 9,000 shares held jointly with wife.
         Includes 13,270 shares held by Autauga Farming Company, Inc., of which Mr. Wendland is the sole shareholder.

                            INFORMATION ABOUT WHITNEY

GENERAL

         Whitney is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended. Whitney's principal banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has been engaged in the general banking business in southern Louisiana continuously since 1883. Whitney currently provides banking services through over 120 banking locations in the five-state Gulf Coast region. These locations stretch from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; through central and south Alabama; and into the Florida panhandle. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

         Whitney National Bank is a full-service commercial bank that serves both commercial and retail customers, offering a variety of deposit products and cash management services, secured and unsecured loan facilities, including revolving credit products, and commercial transaction financing. Whitney National Bank also provides trust and investment management services to retirement benefit plans, corporations and individuals, and offers certain limited investment brokerage services.

         Whitney Securities, L.L.C. (Member NASD/SIPC), a wholly-owned subsidiary of Whitney National Bank, provides retail brokerage services. Whitney Securities offers a broad range of investments, including stocks, treasury and agency securities, mutual funds, self-directed retirement accounts and tax-free investments.

         At September 30, 2000, Whitney had consolidated total assets of approximately $6.0 billion, consolidated total deposits of approximately $4.6 billion and consolidated shareholders' equity of approximately $587 million. Whitney's and Whitney National Bank's principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and Whitney's telephone number is (504) 586-7117.

         Whitney continues to explore opportunities to acquire additional financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from southeast Texas through the Florida panhandle. Thus, at any particular point in time, including the date of this proxy statement-prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve Whitney acquiring such financial institutions in exchange for cash or capital stock. Depending on their terms, these transactions may have a dilutive effect upon the Whitney common stock to be issued in the merger.

         Since January 1, 2000, Whitney has completed acquisitions of two financial institutions (one in Texas and one in Louisiana), which had total assets of approximately $278 million. As of the date of this proxy statement-prospectus, Whitney has also executed a definitive agreement to acquire another financial institution in Houston, Texas, which has total assets of approximately $280 million. That transaction involves a share exchange that is intended to qualify as a pooling of interests. The pending transaction must be approved by applicable regulatory authorities and is subject to other customary conditions. The total combined assets of Prattville and the financial institutions party to these pending and completed acquisitions do not exceed 20% of Whitney's total assets, and the total number of shares of Whitney common stock issued or to be issued in these transactions do not exceed 20% of Whitney's outstanding common stock.

MARKET PRICES OF AND DIVIDENDS DECLARED ON WHITNEY COMMON STOCK

         Whitney common stock is included for quotation on the Nasdaq Stock Market under the symbol "WTNY." The following table sets forth for the periods indicated the high and low reported closing sale prices per share of Whitney common stock as reported on the Nasdaq Stock Market and the quarterly dividends declared for each such period. Dividend information represents the historical amounts declared by Whitney, unadjusted for dividends declared by pooled entities.

               PRICE RANGE OF COMMON STOCK AND QUARTERLY DIVIDENDS


                                      HIGH              LOW           DIVIDEND
                                      ----              ---           --------
2000

         Third Quarter............   $37.19           $33.38           $0.36
         Second Quarter...........   $39.13           $31.75           $0.36
         First Quarter............   $36.66           $31.50           $0.36

1999

         Fourth Quarter...........   $39.25           $33.50           $0.33
         Third Quarter............   $39.75           $33.25           $0.33
         Second Quarter...........   $41.75           $35.63           $0.33
         First Quarter............   $38.25           $32.19           $0.33

1998

         Fourth Quarter...........   $41.88           $35.75           $0.30
         Third Quarter............   $51.25           $36.63           $0.30
         Second Quarter...........   $62.38           $50.00           $0.30
         First Quarter............   $63.38           $51.13           $0.30

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that Whitney has filed or will file with the SEC (File No. 0-1026) are incorporated by reference in this proxy statement-prospectus:

                  o its Annual Report on Form 10-K for the year ended December 31, 1999;

                  o its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000;

                  o the description of Whitney common stock set forth in Whitney's registration statement under the Securities Exchange Act of 1934, as updated and modified in its entirety by Whitney's Current Report on Form 8-K filed with the SEC on January 19, 1996; and

                  o all documents filed by Whitney with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to the date of the Prattville stockholders meeting will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

         If you are a beneficial owner of Prattville common stock and would like a copy of any of the information incorporated by reference in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Whitney will provide it to you without charge.

         If you would like to receive any of this information, please call, write or e-mail Whitney at:

                           Investor Relations
                           Whitney Holding Corporation
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130
                           Telephone: (504) 586-3627
                           E-mail: investor.relations@whitneybank.com

         You should make your request before ________________, 2000 in order to receive the information prior to the meeting.

                                  OTHER MATTERS

         Prattville's management is not aware of any other matters to be brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

                                  LEGAL MATTERS

         Phelps Dunbar, L.L.P., New Orleans, Louisiana, has provided an opinion as to the validity of the shares of common stock that Whitney will issue in the merger.

                                     EXPERTS

         The consolidated financial statements of Whitney and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this proxy statement-prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving such report.

         The opinion regarding the tax treatment of the merger, which is filed as an exhibit to the registration statement of which this proxy statement-prospectus forms a part, has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to herein in reliance upon the authority of such firm as experts in giving said opinion.

         The enclosed proxy is solicited by Prattville's board of directors. The board urges you to sign the enclosed proxy and return it promptly in the enclosed envelope.


                                     BY ORDER OF THE BOARD OF DIRECTORS OF
                                     PRATTVILLE FINANCIAL SERVICES CORPORATION


                                     Albert C. Striplin, Secretary


                  IMPORTANT NOTICE FOR PRATTVILLE STOCKHOLDERS

         IF YOU CANNOT LOCATE YOUR PRATTVILLE COMMON STOCK CERTIFICATE(S), PLEASE CONTACT ALBERT C. STRIPLIN, SECRETARY, AT BANK OF PRATTVILLE, 124 W. MAIN STREET, PRATTVILLE, ALABAMA, 36067, TELEPHONE NUMBER (334) 361-3300. IF YOU HAVE MISPLACED YOUR STOCK CERTIFICATES OR IF YOU HOLD CERTIFICATES IN NAMES OTHER THAN YOUR OWN AND WISH TO VOTE IN PERSON AT THE PRATTVILLE SPECIAL MEETING, WE ENCOURAGE YOU TO RESOLVE THOSE MATTERS BEFORE THE MEETING.

         PLEASE DO NOT SEND YOUR PRATTVILLE STOCK CERTIFICATES AT THIS TIME.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

         Whitney is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Whitney. The address of that site is Http://www.sec.gov. You may also read and copy any materials filed with the SEC by Whitney at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         Whitney has filed a registration statement on Form S-4 with the SEC that registers the Whitney common stock to be issued in the merger. This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Whitney and the Whitney common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

         Whitney has supplied all of the information contained in this proxy statement-prospectus relating to Whitney and Whitney National Bank. Prattville has supplied all of the information relating to Prattville, Bank of Prattville and their subsidiaries.

         This proxy-statement-prospectus incorporates by reference important business and financial information about Whitney that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

                           Investor Relations
                           Whitney Holding Corporation
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130
                           Telephone: (504) 586-3627
                           E-mail: investor.relations@whitneybank.com

         YOU SHOULD MAKE YOUR REQUEST BEFORE ___________________, 2000 IN ORDER TO RECEIVE THE INFORMATION PRIOR TO THE MEETING.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made August 8, 2000, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation and Whitney National Bank ("WNB"), a national banking association, on the one hand, and Prattville Financial Services Corporation ("Holding"), a Delaware corporation, and Bank of Prattville (the "Bank"), an Alabama chartered state bank, on the other hand. Whitney and Holding shall be hereinafter collectively referred to as the "Constituent Corporations".

                                    PREAMBLE

         WHEREAS, the boards of directors of Whitney and Holding have determined that it is desirable and in the best interests of their respective corporations and shareholders that Holding merge into Whitney (the "Company Merger") on the terms and subject to the conditions set forth in this Agreement. The boards of directors of WNB and the Bank have each determined that it is desirable and in the best interests of each such institution and its respective sole shareholder that the Bank merge into WNB (the "Bank Merger") on the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement (as hereinafter defined). The Company Merger and the Bank Merger shall be hereinafter collectively referred to as the "Mergers".

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

         SECTION 1. THE MERGERS AND CLOSING

         1.01. MERGERS

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Holding shall be merged with and into Whitney, which will be the surviving corporation, in accordance with the Louisiana Business Corporation Law (the "LBCL") and the Delaware General Corporation Law (the "DGCL"), and the separate corporate existence of Holding shall thereupon cease.

         (b) Prior to the Effective Date, unless Whitney elects to delay the Bank Merger in accordance with the proviso contained in Section 1.02 hereof, the Boards of Directors of WNB and the Bank will execute the merger agreement annexed hereto as Exhibit 1.01(b) (the "Bank Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in
Section 6 hereof, the Bank will merge with and into WNB, which shall be the surviving bank.

         (c) Effects of Mergers. The Company Merger shall have the effects set forth in the LBCL and the DGCL, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as hereinafter defined), all the property and assets, rights, privileges and all debts, liabilities and obligations of Holding will become the property and assets, rights, privileges, debts, liabilities and obligations of Whitney as the surviving corporation in the Company Merger. The Bank Merger shall have the effects set forth in the national banking laws and the banking laws of the State of Alabama. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of the Bank will become the property and assets, rights, privileges, debts, liabilities and obligations of WNB as the surviving association in the Bank Merger.

         1.02. THE CLOSING

         The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, Second Floor, New Orleans, Louisiana 70130 (or such other place to which the parties may agree), at 9:00 a.m., New Orleans time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and
(d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date". If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing
(a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters, opinions and other items required by Section 6 shall be delivered, (c) Whitney and Holding shall, as applicable, execute a certificate of merger complying with the requirements of Section 112(F) of the LBCL (the "LA Certificate of Merger") and a certificate of merger complying with the requirements of Section 103 of the DGCL (the "DE Certificate of Merger"),
(d) the appropriate officers of the parties shall execute, deliver and acknowledge the Bank Merger Agreement and (e) the parties shall take such further action as is required to effect the Company Merger and the Bank Merger and to otherwise consummate the transactions contemplated by this Agreement and the Bank Merger Agreement; provided, however, that Whitney may, in its sole discretion, delay execution, delivery, acknowledgment and filing of the Bank Merger Agreement and the consummation of the Bank Merger until such time as it deems appropriate, but in no event later than one year following the approval of the Bank Merger by the Office of the Comptroller of the Currency (the "OCC"). If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of
Section 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.

         1.03.    THE EFFECTIVE DATE AND TIME

         Immediately following (or concurrently with) the Closing, the LA Certificate of Merger shall be filed with and recorded by the Secretary of State of Louisiana and the DE Certificate of Merger shall be filed with and recorded by the Secretary of State of Delaware. The Company Merger will be effective on the date (the "Effective Date") and time (the "Effective Time") specified in the LA Certificate of Merger. Subject to Section 1.02, the Bank Merger Agreement will be filed with and recorded by the OCC and the appropriate filing offices in the State of Alabama, and the Bank Merger shall be effective at the date and time specified in the Bank Merger Agreement.

         1.04. SURVIVING CORPORATIONS

         (a) Company Merger. The Articles of Incorporation and bylaws of Whitney, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and bylaws of Whitney as the surviving corporation in the Company Merger. The directors and officers of Whitney at the Effective Time shall be the directors and officers of Whitney as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Whitney common stock, no par value ("Whitney Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Holding Common Stock (as hereinafter defined in Section 2.01) shall be converted as set forth in Section 2.

         (b) Bank Merger. The Articles of Association and Bylaws of WNB, as in effect immediately prior to the effective time of the Bank Merger shall remain unchanged by reason of the Bank Merger and shall be the Articles of Association and Bylaws of WNB as the surviving entity in the Bank Merger. The directors and officers of WNB at the effective time of the Bank Merger shall be the directors and officers of WNB as the surviving corporation in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Bank shall be canceled and (ii) the shares of capital stock of WNB as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

         1.05. TAX CONSEQUENCES

         It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

         SECTION 2. CONVERSION OF STOCK IN THE COMPANY MERGER

         2.01 CONVERSION

         Subject to the provisions of this Section 2, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Holding common stock, par value $1.00 per share ("Holding Common Stock") shall be converted as follows:

         (a) Exchange Ratio. Except for (i) shares of Holding Common Stock issued and outstanding immediately prior to the Effective Time as to which appraisal rights have been perfected and not withdrawn or other forfeited under
Section 262, et seq of the DGCL ("Appraisal Shares") and (ii) shares held by Holding as treasury shares, which shall by reason of the Company Merger be canceled ("Treasury Shares"), and subject to the provisions of Section 2.01(b) relating to fractional shares, each issued and outstanding share of Holding Common Stock shall be converted into and become that number of shares of Whitney Common Stock that is equal to the quotient obtained by dividing the Maximum Deliverable Amount (as hereinafter defined), rounded up to the nearest whole number of shares, by the total number of issued and outstanding shares (not Treasury Shares) of Holding Common Stock at the Effective Time.

               (i) Purchase Price. The term "Purchase Price" means $38,700,000.00, plus Retained Net Income After Tax and the Prattmont Branch Gain (as hereinafter defined, respectively).

               (ii) Maximum Deliverable Amount. The term "Maximum Deliverable Amount" means the quotient obtained by dividing the Purchase Price by the Average Market Price (as hereinafter defined).

               (iii) Retained Net Income After Tax. The term "Retained Net Income After Tax" means the consolidated retained net income for the period beginning April 1, 2000 through the end of the calendar month immediately preceding the Effective Date, as agreed to by the Constituent Corporations, based on normal operating net income MINUS (x) appropriate income taxes accrued and dividends declared and/or paid and (y) any unusual or nonrecurring additions to net income such as reversals of loan loss or other valuation reserves and gains on the sales of investments or other assets. Retained Net Income After Tax shall reflect (and be reduced by) any unusual or nonrecurring deductions from net income such as higher than usual provisions for loan losses or payments for settlements of litigation. Retained Net Income After Tax shall not be reduced by the Bank's expenses for legal counsel, accounting services and/or an investment advisor incurred in connection with the Merger, provided such expenses do not exceed, in the aggregate, $425,000.00; any expenses in excess of such limit shall reduce Retained Net Income After Tax on a dollar for dollar basis. Retained Net Income After Tax shall also not be reduced by the Bank's reasonable fees and expenses, incurred in connection with the satisfaction of the condition set forth in Subsection 6.02(i) of this Agreement; provided, however, that the Bank shall obtain Whitney's prior written approval of all such fees and expenses.

               (iv) Prattmont Branch Gain. The term "Prattmont Branch Gain" means the tax effected gain as recognized for book purposes on the sale of the Prattmont Branch located at 703 S. Memorial Drive, Prattville, AL.

               (v) Average Market Price. The "Average Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) (the "Trading Price") on the twenty-five (25) trading days preceding the fifth trading day immediately prior to the Effective

Date, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if (x) Whitney issues a press release at any time prior to the Effective Date announcing that it is negotiating or has executed a definitive merger or other acquisition agreement as a result of which Whitney will cease to be an independent, publicly traded company and (y) Whitney has not thereafter issued a press release announcing the termination of such negotiations or definitive agreement prior to the Closing, then the "Average Market Price" shall be the average of the Trading Price on the twenty-five (25) trading days preceding the tenth trading day immediately prior to the date on which Whitney issues the first of the applicable press releases referred to in clause (x) above.

         (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Holding, upon surrender of his or her certificate that immediately prior to the Effective Time represented Holding Common Stock, other than Appraisal Shares and Treasury Shares shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

         (c) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Holding Common Stock, other than Appraisal Shares and Treasury Shares, upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to
Section 2.01(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Holding Common Stock were converted. Until so surrendered, each outstanding Holding stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Holding Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Holding stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Holding stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Holding Common Stock theretofore represented by such certificates shall have been exchanged. The provisions of this subsection 2.01(c) are intended for the benefit of the holders of shares of Holding Common Stock and shall be enforceable by such holders and each such holder's heirs, representatives and successors.

         (d) Deposit. Promptly after the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Holding Common Stock pursuant to this Section 2.

         (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Holding at the Effective Time, excluding the holders, if any, of Appraisal Shares, transmittal materials for use in exchanging certificates of Holding Common Stock for certificates of Whitney Common Stock.

         (f) Appraisal Shares. Holders of Appraisal Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to this Section 2.01 and shall only be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262, et seq of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to such appraisal and payment. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Holding Common Stock will be treated as if they had been converted into, at the Effective Time the shares of Whitney Common Stock (and cash in lieu of fractional shares), and any unpaid dividends and distributions payable thereon, pursuant to this Section 2.01, without interest thereon.

         2.02. CLOSING TRANSFER BOOKS

         At the Effective Time, the stock transfer books of Holding shall be closed and no transfer of shares of Holding Common Stock shall be made thereafter. At the effective time of the Bank Merger, the stock transfer books of the Bank shall be closed and no transfer of shares of Bank Common Stock (as hereinafter defined in Section 3.02) shall be made thereafter. All shares of Whitney Common Stock issued, and any fractional share payments paid upon surrender for exchange of certificates representing shares of Holding Common Stock in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Holding Common Stock theretofore represented by such certificates.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF HOLDING AND THE BANK

         Holding and the Bank represent and warrant to Whitney and WNB that, except as disclosed in the schedule of exceptions delivered by Holding's consolidated group to Whitney (the "Schedule of Exceptions"), as of the date of this Agreement and as of the Closing Date:

         3.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION

         "Holding's consolidated group," as such term is used in this Agreement, consists of Holding, the Bank, Key Finance Company of Prattville, Inc., a wholly owned subsidiary of Holding ("KFCP"), and Key Investment Securities, Inc., a wholly owned subsidiary of the Bank ("KIS"). The Bank owns 49% of the stock in Starke Associates, Inc., an Alabama corporation ("SAI"). Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The Bank is an Alabama chartered state bank, duly organized, validly existing and in good standing under the laws of the State of Alabama and is domiciled in the State of Alabama. KFCP and KIS are corporations duly organized, validly existing and in good standing under the laws of the State of Alabama. Each member of Holding's consolidated group has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect (as hereinafter defined) on such member's financial condition, results of operations or business. For purposes of this Agreement, "Material Adverse Effect" shall mean, with respect to Holding's consolidated group, any effect or effects which taken individually or in the aggregate are, or can reasonably be expected to be, material and adverse to its financial condition, results of operations or business, provided, however, that "Material Adverse Effect" shall not be deemed to include (a) any change occurring after the date hereof in any federal or state law, rule or regulation or in generally accepted accounting principles ("GAAP"), which change affects bank holding companies or Alabama state banks, or the subsidiaries of either, generally, (b) expenses incurred in connection with this Agreement and the transactions contemplated hereby (not to exceed $425,000.00 in the aggregate), (c) actions or omissions of any member of Holding's consolidated group either specifically permitted under this Agreement or taken with the prior written consent of Whitney in contemplation of the transactions contemplated hereby and (d) any effect with respect to any member of Holding's consolidated group caused, in whole or in part, by Whitney or WNB.

         3.02. CAPITAL STOCK; OTHER INTERESTS

         The authorized capital stock (i) of Holding consists of 3,000,000 shares of Holding Common Stock, of which 1,000,000 shares are issued, 984,132 shares are outstanding and 15,868 shares are held in its treasury; (ii) of the Bank consists of 100,000 shares of common stock, $1.00 par value per share ("Bank Common Stock"), of which 100,000 shares are issued and outstanding and 0 shares are held in its treasury; (iii) of KFCP consists of 1,000 shares of common stock, $1.00 par value per share ("KFCP Common Stock"), of which 1,000 shares are issued and outstanding and 0 shares are held in its treasury; and (iv) of KIS consists of 100,000 shares of common stock, $1.00 par value per share ("KIS Common Stock"), of which 10,000 shares are issued and outstanding and 0 shares are held in its treasury. All issued and outstanding shares of capital stock of each member of Holding's consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable. All of the outstanding shares of capital stock of the Bank and KFCP are owned by Holding, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. All of the outstanding shares of capital stock of KIS are owned by the Bank, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. All of the shares of stock of SAI owned by the Bank are owned free and clear of all liens, charges, security interests, mortgages, pledges and encumbrances. No member of Holding's consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Holding and Holding's shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of each member of Holding's consolidated group has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. No member of Holding's consolidated group has any subsidiaries (other than the Bank, KFCP and KIS) or any direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other entity (other than SAI and Guilford Alabama Affordable Housing Fund VII).

         3.03. CORPORATE AUTHORIZATION; NO CONFLICTS

         Subject to the approval of this Agreement and the Bank Merger Agreement by the shareholders of Holding and the Bank, respectively, in accordance with the DGCL and applicable federal law, all corporate acts and other proceedings required of each member of Holding's consolidated group for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to their approval by the shareholders of Holding and the Bank and to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Holding and the Bank and are enforceable against Holding and the Bank, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each member of Holding's consolidated group, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         3.04. FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS

         (a) Holding has delivered to Whitney true and complete copies of (i) the audited consolidated balance sheets as of December 31, 1998 and December 31, 1999 of Holding and its consolidated subsidiaries, the related audited consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the reports of its independent public accountants with respect thereto (collectively, the "Financial Statements"), (ii) the annual report to the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for the year ended December 31, 1999, of each member of Holding's consolidated group required to file such reports, (iii) all call reports, including all amendments thereto, made to the Federal Deposit Insurance Corporation (the "FDIC") since December 31, 1998, of each member of Holding's consolidated group required to file such reports,
(iv) Holding's Annual Report to Shareholders for the year ended 1999 and all subsequent Quarterly Reports to Shareholders, and (v) all proxy or information statements (or similar materials) disseminated to Holding's shareholders at any time since December 31, 1998.

         (b) The Financial Statements have been (and all financial statements delivered to Whitney as required by this Agreement will be) prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the consolidated results of operations of Holding's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Financial Statements (the "Latest Balance Sheet"), no member of Holding's consolidated group had, nor are any of any such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) which is not reflected and adequately reserved against in accordance with GAAP. No report, including any report filed with the Federal Reserve Board, or other banking regulatory agency, and no report made to shareholders of Holding since January 1, 1997, as of the respective dates thereof, contained, and no such report, proxy statement, registration statement or report to shareholders filed or disseminated after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney.

         3.05. LOAN AND INVESTMENT PORTFOLIOS

         All loans, discounts and financing leases (in which a member of Holding's consolidated group is lessor) reflected on the Latest Balance Sheet
(a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured, to the knowledge of Holding, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of each member of Holding's consolidated group as of such date, will be delivered to Whitney with the Schedule of Exceptions. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, no member of Holding's consolidated group is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by any member of Holding's consolidated group to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by any member of Holding's consolidated group or the FDIC, (iv) an obligation of any director, executive officer or 10% shareholder of any member of Holding's consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

         3.06. ADEQUACY OF ALLOWANCES FOR LOSSES

         Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding's consolidated group at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any of such provisions for losses reflected in the Latest Balance Sheet.

         3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS

         Since the date of the Latest Balance Sheet, Holding has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Holding's capital stock except (i) regular dividends from the date of the Latest Balance Sheet until the Closing Date in amounts not to exceed $0.11 per share payable quarterly and (ii) a special annual dividend in an amount not to exceed $0.05 per share payable in January, 2001, conditioned on such annual dividend not disqualifying the Mergers as "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Whitney and Holding shall cooperate in selecting the record date of Holding's dividend for the quarter in which the Effective Time is to occur to ensure that, with respect to such quarterly period, the holders of Holding Common Stock do not receive both a dividend in respect of their shares of Holding Common Stock and Whitney Common Stock or fail to receive any dividend, and Whitney and Holding will use their best efforts to select the Closing Date such that holders of Holding Common Stock qualify for the dividend in respect to the Whitney Common Stock (rather than the dividend in respect to the Holding Common Stock) declared in the quarter in which the Effective Time is to occur. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened, to the knowledge of Holding or the Bank) that has had, or can reasonably be anticipated to have, a Material Adverse Effect on the financial condition, results of operations or business of Holding's consolidated group, taken as a whole. Except as may result from the transactions contemplated by this Agreement, no such member has, since the date of the Latest Balance Sheet:

         (a) borrowed any money or entered into any capital lease or leases; or, except in the ordinary course of business consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $50,000.00 in the aggregate, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

         (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

         (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

         (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

         (e) received notice that one or more substantial customers has terminated or intends to terminate such customers' relationship with it, with the result being a Material Adverse Effect on the Bank;

         (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

         (g) incurred any material loss except for losses adequately reserved against on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

         (h) forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

         (i) made any capital expenditure or capital addition or betterment in excess of $50,000.00;

         (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000.00;

         (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements;

         (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

         (m) entered into any agreement, contract or commitment to do any of the foregoing.

         3.08. TAXES

         Each member of Holding's consolidated group has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, other than taxes which are being contested in good faith and for which adequate reserves have been made on the Latest Balance Sheet, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. The consolidated federal income tax returns of Holding's consolidated group have not been audited by the Internal Revenue Service since December 31, 1994. No audit or examination is presently being conducted by any taxing authority nor has any member of Holding's consolidated group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Holding's consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Holding's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

         3.09. TITLE TO ASSETS

         (a) On the date of the Latest Balance Sheet, each member of Holding's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding's consolidated group owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such member of such property.

         (b) With respect to each lease of any real property or a material amount of personal property to which any member of Holding's consolidated group is a party (whether as lessee or lessor), except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

         (c) Except for the sale of the Prattmont Branch, no member of Holding's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

         3.10. LEGAL MATTERS

         (a) To the knowledge of Holding, (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against any member of Holding's consolidated group nor
(ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of Holding's consolidated group that, if adversely determined, would have a Material Adverse Effect on Holding's consolidated group.

         (b) Each member of Holding's consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

         (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank, bank holding company or other regulatory authority.

         (d) No member of Holding's consolidated group is subject to any written agreement, memorandum or order with or by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority.

         (e) To the knowledge of Holding, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against any member of Holding's consolidated group or any officer, director, advisory director or employee, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member.

         3.11. EMPLOYEE BENEFIT PLANS

         (a) Except for the plans listed on the subsection of the Schedule of Exceptions that corresponds to this subsection (the "ERISA Plans"), no member of Holding's consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No ERISA Plan, including any "party in interest" or "disqualified person" with respect thereto has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA; there is no matter relating to any of the ERISA Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Each member of Holding's consolidated group has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the ERISA Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. No member of Holding's consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code.

         (b) Set forth on the subsection of the Schedule of Exceptions corresponding to this subsection is a true and complete list and description of each and every benefit plan and benefit arrangement of any member of Holding's consolidated group other than the ERISA Plans. True and complete copies of all plan (including ERISA Plan) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement will be delivered to Whitney concurrently with the Schedule of Exceptions. No such ERISA Plan or other plan constitutes a defined benefit pension plan or has any "accumulated funding deficiency" within the meaning of the Code.

         (c) All group health plans of any member of Holding's consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

         (d) Each plan, fund or arrangement previously sponsored or maintained by any member of Holding's consolidated group, or to which any member of Holding's consolidated group previously made contributions which has been terminated by any member of Holding's consolidated group was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject any member of Holding's consolidated group, Whitney or WNB to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

         (e) The current fair market value of the assets of each ERISA Plan subject to the provisions of Title IV of ERISA equals or exceeds the present value of the accrued benefits of each such plan as of the end of the most recent plan year, calculated on a termination and on-going basis, and there has been no material change likely to change the funding status of any such plan. No funding deficiency within the meaning of Section 412 of the Code exists with respect to any ERISA Plan. All contributions required or accrued under the terms of any plan (including any ERISA Plan) have been made and all insurance premiums required or accrued under the terms of any plan (including any ERISA plan) have been paid as of the date hereof.

         3.12. INSURANCE POLICIES

         Each member of Holding's consolidated group maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies will be attached to the Schedule of Exceptions. No member of Holding's consolidated group is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Holding's consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and the Bank does not have any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

         3.13. AGREEMENTS

         (a) No member of Holding's consolidated group is a party to:

               (i) any collective bargaining agreement;

               (ii) any employment or other agreement or contract with or commitment to any employee other than the employee benefits and plans referred to in the section of the Schedule of Exceptions that corresponds to Section 3.11 of this Agreement, the agreements, arrangements, policies and practices referred to in the section of the Schedule of Exceptions that corresponds to subparagraph
(j) of Section 3.07 of this Agreement; and, such agreements as are terminable without penalty upon not more than 30 days notice by the employer;

               (iii) any obligation of guaranty or indemnification except such indemnification of officers, directors, employees and agents of Holding's consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws and the minutes of the Bank Board meeting held on February 15, 2000 (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of any member of Holding's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

               (iv) any agreement, contract, or commitment which is or if performed in accordance with its terms (excluding enforcement of remedies following a default) will result in a Material Adverse Effect on Holding's consolidated group; or

               (v) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Holding's consolidated group (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies or Alabama state or national banks, as applicable to the Bank, or the subsidiaries of either Holding or Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance); or

               (vi) any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency, nor has any member of Holding's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

         (b) The subsection of the Schedule of Exceptions that corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which any member of Holding's consolidated group is a party or which affects any such member. To Holding's knowledge, no member of Holding's consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. The Bank is not in material violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

         3.14. LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS

         Each member of Holding's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of the Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

         3.15. CORPORATE DOCUMENTS

         Holding has delivered to Whitney, with respect to each member of Holding's consolidated group, true and correct copies of its articles of incorporation or articles of association, and its by-laws, all as amended and currently in effect. All of the foregoing and all of the corporate minutes and stock transfer records of each member of Holding's consolidated group are current, complete and correct in all material respects.

         3.16. CERTAIN TRANSACTIONS

         No past or present director, executive officer or five percent shareholder of any member of Holding's consolidated group has, since January 1, 1996, engaged in any transaction or series of transactions which, if such member had been subject to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission (the "SEC").

         3.17. BROKER'S OR FINDER'S FEES

         Except for Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated November 12, 1999 (a copy of which has been provided to Whitney), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         3.18. ENVIRONMENTAL MATTERS

         (a) (i) Each member of Holding's consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Holding, properties acquired by foreclosure or in settlement of loans;

               (ii) Each member of Holding's consolidated group is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

               (iii) There are no past or present events, conditions, circumstances, activities or plans by any member of Holding's consolidated group related in any manner to any member of Holding's consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined, except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

               (iv) To Holding's knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any member of Holding's consolidated group, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

               (v) To Holding's knowledge, no member of Holding's consolidated group is subject to or responsible for any material Environmental Liability which is not set forth and adequately reserved against on the Latest Balance Sheet.

         (b) "Environmental Law Requirement" means all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

         (c) "Hazardous Materials" shall mean: (A) Any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R.
Section 280.12, or the any "hazardous waste" as defined by Ala. Code Section 22-30-3(5) or any "hazardous substance" as defined by Ala. Code Section 22-30A-2(6) or regulations promulgated thereunder; (E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Alabama or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Alabama or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

         (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         3.19. COMPLIANCE WITH LAWS

         Each member of Holding's consolidated group is in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which could cause a Material Adverse Effect on the financial condition, results of operations or business of Holding's consolidated group taken as a whole. There are no governmental investigations pending or, to Holding's knowledge, threatened against any member of Holding's consolidated group.

There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank, bank holding company or other regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Whitney.

         3.20. INTELLECTUAL PROPERTY

         Each member of Holding's consolidated group owns or holds valid licenses to use all trademarks, tradenames, service marks and other intellectual property that are material to the conduct of its business.

         3.21. COMMUNITY REINVESTMENT ACT

         The Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         3.22. ACCURACY OF STATEMENTS

         No warranty or representation made or to be made by any member of Holding's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF WHITNEY AND WNB

         Whitney and WNB represent and warrant to Holding and the Bank that as of the date of this Agreement and as of the Closing Date:

         4.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION

         "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and WNB. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act. WNB is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Each of Whitney and WNB have all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Bank Merger Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group, taken as a whole.

         4.02. CAPITAL STOCK

         As of the date of this Agreement, the authorized capital stock of Whitney consists of 100,000,000 shares of Whitney Common Stock. As of June 30, 2000, 22,671,223 shares of Whitney Common Stock were issued and outstanding and 1,074,289 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable. The outstanding capital stock of Whitney and WNB has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

         4.03. CORPORATE AUTHORIZATION; NO CONFLICTS

         Subject to approval of the Bank Merger Agreement by Whitney as the sole shareholder of WNB, all corporate acts and other proceedings required of Whitney and WNB for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Whitney and WNB as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each of Whitney and WNB, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or its by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         4.04. FINANCIAL STATEMENTS; REPORTS AND PROXY STATEMENTS

         (a) Whitney has delivered to Holding true and complete copies of (i) the consolidated balance sheets as of December 31, 1998 and December 31, 1999 of Whitney and its consolidated subsidiaries, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC (collectively, the "Whitney Financial Statements") and (ii) the unaudited consolidated balance sheet as of March 31, 2000 of Whitney and its consolidated subsidiaries and the related unaudited statements of operations and cash flows for the three-month period then ended, as presented in Whitney's quarterly report on Form 10-Q for the quarter then ended filed with the SEC (collectively, the "Whitney Interim Financial Statements").

         (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), no member of Whitney's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured), which is not reflected and adequately reserved against in the Whitney Latest Balance Sheet in accordance with GAAP.

         4.05. LEGALITY OF WHITNEY SECURITIES

         All shares of Whitney Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

         4.06. SEC REPORTS

         Whitney has previously delivered to Holding an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 1997, 1998 and 1999; (b) quarterly report on Form 10-Q for the quarter ended March 30, 2000; and (c) proxy statements for the years 1998, 1999 and 2000; as of their respective dates, no such Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act.

         4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS

         Since the date of the Whitney Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

         4.08. LEGAL MATTERS

         (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

         (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

         (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any member of Whitney's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

         4.09. COMMUNITY REINVESTMENT ACT

         WNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory", and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         4.10. ACCURACY OF STATEMENTS

         No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         SECTION 5. COVENANTS AND CONDUCT OF PARTIES PRIOR TO THE EFFECTIVE DATE

         The parties further covenant and agree as follows:

         5.01. INVESTIGATIONS; PLANNING

         Each member of Holding's consolidated group shall continue to provide to Whitney and WNB and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and WNB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and WNB shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Holding's consolidated group. Each member of Holding's consolidated group agrees to cooperate with Whitney and WNB in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and WNB (and, if applicable, the Bank) after consummation of the Company Merger. In the event of termination of this Agreement prior to the Effective Date, Whitney and WNB shall, except to any extent necessary to assert any rights under this Agreement or the Bank Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from Holding's consolidated group in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Whitney or WNB. Whitney and WNB shall continue to provide Holding's executive officers with access to their respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and WNB to the extent customary in transactions of the nature contemplated by this Agreement.

         5.02. COOPERATION AND BEST EFFORTS

         Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates as described in this Agreement, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Bank Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Bank Merger Agreement at the earliest practicable date, subject to Section 5.14(a) and the proviso contained in
Section 1.02 hereof.

         5.03. INFORMATION FOR, AND PREPARATION OF, REGISTRATION STATEMENT AND PROXY STATEMENT

         Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of Holding (the "Proxy Statement") which complies with the requirements of the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Holding's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

         5.04. APPROVAL OF BANK MERGER AGREEMENT

         Whitney, as the sole shareholder of WNB, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.

         5.05. PRESS RELEASES

         Whitney and Holding will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Holding's consolidated group or Whitney's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties. Whitney agrees that it will make a press release with respect to the results of operations of Whitney and its consolidated group as promptly as practicable in accordance with past practices following receipt of financial results covering at least thirty (30) days of post-Merger combined operations of Whitney to permit the "pooling of interest" restrictions on transfers of Whitney Common Stock set forth in the Shareholder's Commitments referred to in Section
5.10 to be terminated.

         5.06. PRESERVATION OF BUSINESS

         Except for the sale of the Prattmont Branch, to the extent consistent with sound business practices, each member of Holding's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

         5.07. CONDUCT OF BUSINESS IN THE ORDINARY COURSE

         Each member of Holding's consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

         (a) except for the declaration and payment of regular quarterly dividends during 2000 and the declaration and payment of a special annual dividend in January 2001 in accordance with Section 3.07 until the Effective Time, declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock;

         (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

         (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices;

         (d) except as described in the Schedule of Exceptions or except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in Section 3.09 hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

         (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

         (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

         (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

         (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

         (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

         (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in non-investment grade securities or which are inconsistent with past investment practices;

         (k) enter into any new line of non-banking business;

         (l) (i) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or (ii) except as set forth on the Schedule of Exceptions, sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

         (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed Holding's or the Bank's applicable regulatory lending limits;

         (n) take or cause to be taken any action which would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

         (o) agree or commit to do any of the foregoing.

         5.08. ADDITIONAL INFORMATION

         Holding will provide Whitney with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of Holding's consolidated group, or any material action taken or proposed to be taken by any regulatory agency. Holding will provide Whitney and Whitney will provide Holding with (a) prompt written notice of any material breach by any member of such party's consolidated group of any of its warranties, representations or covenants in this Agreement, (b) as soon as they become available, as to Holding, true and complete copies of any examination reports, financial statements, reports and other documents of the type referred to in Section 3.04, and quarterly unaudited consolidated balance sheets of Holding and its consolidated subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the periods then ended, with respect to each member of its consolidated group; and, as to Whitney, true and complete copies of financial statements, reports and other documents of the type referred to in Sections 4.04 and 4.06, with respect to each member of its consolidated group, and (c) promptly upon its dissemination, any report disseminated to their respective shareholders.

         5.09. HOLDING SHAREHOLDER APPROVAL

         Holding's Board of Directors shall submit this Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Holding duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. Holding, as the sole shareholder of the Bank, shall take all action to effect shareholder approval of the Bank Merger Agreement. The foregoing obligations of Holding and its Board of Directors specified in this Section 5.09 are subject to the proviso in the last sentence of Section 5.12.

         5.10. RESTRICTED WHITNEY COMMON STOCK

         Holding will use its best efforts to obtain, no later than 20 days after the execution of this Agreement, an agreement from each person who is a director or executive officer of Holding or a 5% beneficial owner of securities of Holding who will receive shares of Whitney Common Stock by virtue of the Company Merger to the effect that such person (i) will not dispose of any Holding Common Stock or any Whitney Common Stock received pursuant to the Mergers in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting or tax-free reorganization treatment, (ii) will agree to escrow all such shares until Whitney has made a public announcement of the financial results of at least 30 days of post-Merger combined operations following the Effective Date and (iii) in the case of directors and executive officers, will (a) agree to vote in favor of this Agreement and the Company Merger all shares registered in their name individually or as to which they otherwise have sole voting power and
(b) to use their best efforts, subject to any fiduciary duty they may have, to cause all shares as to which they share voting power with others to be voted in favor of this Agreement and the Company Merger (the "Shareholder's Commitment").

         5.11. LOAN POLICY

         No member of Holding's consolidated group will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies will be provided to Whitney concurrently with the Schedule of Exceptions, provided that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio.

         5.12. NO SOLICITATIONS

         Prior to the Effective Time or until the termination of this Agreement, no member of Holding's consolidated group shall, without the prior approval of Whitney, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Holding in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors' fiduciary duties to Holding's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in Section 7.01) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Holding of the Mergers or make a recommendation of any other Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between Holding and Whitney); and each member of Holding's consolidated group shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Holding or the Bank from taking any action that the Board of Directors of Holding or the Bank, as the case may be, determines, in good faith after consultation with and receipt of an opinion of counsel, is required by law or is required to discharge his fiduciary duties to Holding's consolidated group and its shareholders.

         5.13. OPERATING FUNCTIONS

         Each member of Holding's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

         5.14. WHITNEY REGISTRATION STATEMENT

         (a) Whitney will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock which will be issued to the holders of Holding Common Stock pursuant to the Company Merger; provided, however, that Whitney shall not be required to file the Registration Statement until Whitney determines that any offerings of Whitney Common Stock being made by Whitney pursuant to Section 4(2) of the Securities Act (as disclosed to Holding) are either completed or terminated. Subject to the foregoing proviso, Whitney shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Holding except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Holding is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling of interests rules.

         (b) Whitney will indemnify and hold harmless each member of Holding's consolidated group and each of their respective directors, officers and other persons, if any, who control Holding within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Whitney by or on behalf of any member of Holding's consolidated group or any officer, director or affiliate of any such member for use therein.

         (c) Promptly after receipt by an indemnified party under subparagraph
(b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Whitney of the commencement thereof, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Whitney to such indemnified party of its election so to assume the defense thereof, Whitney shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Whitney elects not to assume such defense or if counsel for the indemnified party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Holding and the indemnified party, such indemnified party may retain counsel satisfactory to it and Whitney shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Whitney in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

         (d) The provisions of Section 5.14(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party's heirs, representatives or successors.

         5.15. APPLICATION TO REGULATORY AUTHORITIES

         Whitney shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.

         5.16. REVENUE RULING

         Whitney may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

         5.17. BOND FOR LOST CERTIFICATES

         Upon receipt of notice from any of its shareholders that a certificate representing Holding Common Stock has been lost or destroyed and prior to issuing a new certificate, Holding shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Holding against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

         5.18. WITHHOLDING

         Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Holding Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement and the Bank Merger Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

         5.19. NASDAQ STOCK MARKET

         Whitney shall cause the shares of Whitney Common Stock to be issued in the Company Merger to be duly authorized, validly issued, fully paid and non-assessable, free of any preemptive or similar right and to be approved for quotation in the Nasdaq Stock Market National Market System prior to or at the Effective Time.

         5.20. CONTINUING INDEMNITY; INSURANCE

         Whitney covenants and agrees that:

         (a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Holding's Articles of Incorporation and By-Laws and in the Articles of Association and By-Laws of the Bank (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an "Indemnified Party") shall survive the Company Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Whitney and the Indemnified Party.

         (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Whitney to such Indemnified Party of its election so to assume the defense thereof, Whitney shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Whitney elects not to assume such defense or if counsel for the Indemnified Party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Holding and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Whitney shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

         (c) Whitney agrees to allow Holding, at its option, to cause the persons serving as officers or directors of Holding or the Bank, or both, immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Holding and the Bank with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that the aggregate premium for such insurance shall not exceed $25,505. Holding may, at its option, substitute other policies of no greater coverage and amounts containing terms and conditions which are no more advantageous to such directors and officers, if continued coverage under existing policies is not available.

         (d) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.20.

         (e) The provisions of this Section 5.20 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         5.21. EMPLOYEES AND CERTAIN OTHER MATTERS

         All employees of Holding and the Bank at the Effective Time shall become or remain employees of the Bank upon consummation of the Company Merger, and upon consummation of the Bank Merger all employees of the Bank at the effective time of the Bank Merger shall become employees of WNB. Although Whitney and WNB will use their best efforts to retain Holding's and the Bank's employees either in their existing positions or other positions in the Whitney system, Whitney, the Bank and WNB reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all persons then employed by Holding and the Bank shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of WNB's Compensation Committee and (ii) all Holding and the Bank employees who are employed at the Effective Time shall be given full credit for all prior service as employees of Holding or the Bank provided, however, that all such employees shall be treated as newly hired WNB employees (i.e., prior service credit with Holding and the Bank shall not be considered in determining future benefits under Whitney's or WNB's defined benefit pension plan) for all purposes of Whitney's or WNB's defined benefit pension plan.

         5.22. UNDERTAKING TO FILE REPORTS AND COOPERATE IN RULE 144
TRANSACTIONS

         Whitney covenants to use its best efforts to file in a timely manner all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for resales by affiliates of Holding and the Bank of the shares of Whitney Common Stock received by them in the Company Merger. In the event of any proposed sale of such Whitney Common Stock by any such former shareholder of Holding Common Stock who receives shares of Whitney Common Stock by reason of the Company Merger, Whitney covenants to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with the requirements of Whitney's transfer agents and the reasonable requirements of the broker through which such sale is proposed to be executed. Without limiting the generality of the foregoing, Whitney agrees to furnish, upon request and at its expense, to the extent it is able, with respect to each such sale a written statement certifying that Whitney has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the sale of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder. Notwithstanding anything contained in this Section 5.22, Whitney shall not be required to maintain the registration of the Whitney Common Stock under Section 12 of the Exchange Act if it shall at any time be entitled to deregister those shares pursuant to the Exchange Act and the rules and regulations thereunder.

         SECTION 6. CONDITIONS OF CLOSING

         6.01. CONDITIONS OF ALL PARTIES

         The obligations of each of the parties hereto to consummate the Company Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

         (a) Shareholder Approval. This Agreement and the Company Merger shall have been duly approved by the shareholders of Holding.

         (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

         (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or the Bank Merger Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

         (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by the Bank Merger Agreement and this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney.

         (e) Tax Opinion. Whitney and Holding shall have received the opinion of Arthur Andersen LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Mergers, including an opinion that the receipt of Whitney Common Stock by Holding's shareholders will not be a taxable event to such shareholders.

         6.02. ADDITIONAL CONDITIONS OF WHITNEY AND WNB

         The obligations of Whitney and WNB to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

         (a) Representations, Warranties and Covenants. The representations and warranties of Holding and the Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Holding and the Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and the Bank shall have delivered to Whitney and WNB its certificate dated as of the Closing Date and signed by its President and chief accounting officer to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

         (b) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Holding's consolidated group from the date of the Latest Balance Sheet to the Closing Date.

         (c) Accountants' Letters. Whitney shall have received "comfort" letters from Jackson Thornton & Co., P.C. ("JT & Co."), independent public accountants for Holding, dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

         (d) Opinion of Counsel. Whitney and WNB shall have received from Kaufman & Rothfeder, P.C., special counsel to Holding, opinions, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Whitney and WNB. In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of the members of Holding's consolidated group and governmental officials; and, as to matters of law other than Alabama or federal law, on the opinions of foreign counsel retained by them or Holding.

         (e) Tax Consequences of Mergers. Whitney shall have received satisfactory assurances from its independent accountants that the consummation of the Mergers will not be a taxable event to Whitney and WNB.

         (f) Pooling of Interest. Within thirty (30) days after the date hereof and within three (3) days prior to the Closing Date, JT & Co. shall have rendered an opinion to Whitney, in form and substance satisfactory to Whitney, to the effect that, based upon the facts and circumstances then known to JT & Co. (with regard to each member of Holding's consolidated group, but excluding facts and circumstances related to Whitney), Whitney will be permitted to account for the Mergers as a pooling of interests. Neither Whitney"s independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Bank Merger Agreement do not qualify for pooling of interests accounting treatment based upon facts and circumstances related to any member of Holding"s consolidated group.

         (g) Shareholder"s Commitment. A Shareholder"s Commitment substantially in the form specified on Exhibit 6.02(g) hereto (as contemplated by Section 5.10) shall have been executed by each person who serves as an executive officer or director of Holding or who owns 5% or more of Holding Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person"s Shareholder"s Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Whitney, that the Mergers will be accounted for as a pooling of interests under GAAP and to promote compliance with Rule 145 under the Securities Act.

         (h) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of Holding"s consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of Holding"s consolidated group, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney"s consolidated group following the Mergers.

         (i) Transfer of Assets from Holding. All real estate held by Holding shall be transferred to the Bank on the Closing Date immediately prior to the Effective Time.

         (j) Main Office Parking Lot. Within 30 days of the date of this Agreement, the Bank shall have obtained an extension and modification of that certain Ground Lease by and between Rose Grouby, et al, as Lessors, and the Bank, as Lessee, on the parking lot behind the Bank"s Main Office, which lease is recorded in the Probate Office of Autauga County at RLPY 120, Page 91, on such terms and conditions as are acceptable to Whitney, including but not limited to, an initial five year term with three five-year renewal periods.

         6.03. ADDITIONAL CONDITIONS OF HOLDING

         The obligations of Holding to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

         (a) Representations, Warranties and Covenants. The representations and warranties of Whitney and WNB contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Whitney and WNB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and WNB shall have delivered to Holding and the Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

         (b) Opinion of Counsel. Holding and the Bank shall have received from Phelps Dunbar LLP, counsel for Whitney and WNB, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Holding and the Bank. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney"s consolidated group, and governmental officials and as to matters of law other than Louisiana or federal law on the opinions of foreign counsel retained by them or Whitney.

         (c) Fairness Opinion. Holding shall have received letters from Sheshunoff dated the date of the Proxy Statement and dated the date of the meeting of the shareholders of Holding, in each case in form and substance satisfactory to Holding, confirming such financial advisor"s prior opinion to the Board of Directors of Holding to the effect that the consideration to be paid in the Company Merger is fair to its shareholders from a financial point of view.

         (d) No Material Adverse Change. There shall not have occurred any material adverse change from the date of Whitney"s Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Whitney"s consolidated group taken as a whole.

         (e) Acquisition Proposal. Whitney shall not have executed a definitive merger agreement or other acquisition agreement as a result of which Whitney would cease to be an independent public company.

         6.04. WAIVER OF CONDITIONS

         Any condition to a party"s obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of
Section 6.01 hereof and the condition specified in subparagraph (c) of Section
6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of Section 5.02 hereof.

         SECTION 7. TERMINATION

         7.01. TERMINATION

         This Agreement and the Bank Merger Agreement may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Holding:

         (a) Mutual Consent. By the mutual consent of the Boards of Directors of Whitney and Holding.

         (b) Breach. By the Board of Directors of either Whitney or Holding in the event of a breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 30 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

         (c) Abandonment. By the Board of Directors of either Whitney or Holding if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Holding by January 31, 2001, or (ii) any such condition cannot be met by January 31, 2001 and has not been waived by each party in whose favor such condition inures, or (iii) if the Company Merger has not been consummated by January 31,2001, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

         (d) Shareholder Vote. By Whitney if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of Holding shareholders called for the purpose of voting thereon, and by Holding if this Agreement fails to receive the requisite vote at the meeting of Holding shareholders called by its Board of Directors for the purpose of voting thereon.

         (e) Holding Recommendation. By Whitney if the Board of Directors of Holding (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Mergers or shall have resolved to do any of the foregoing or; (B) either (x) shall have recommended to the shareholders of Holding (or in the case of (iii) approved) any of the following (being referred to herein as an "Acquisition Transaction"): (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding"s consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (y) shall have made any announcement of any agreement to do any of the foregoing.

         (f) Acquisition Transaction. By Holding in the event Holding receives a bona fide written offer with respect to an Acquisition Transaction and the Board of Directors of Holding determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Holding"s shareholders than the transactions contemplated by this Agreement.

         (g) Prior to Notification Date. By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 5.01.

         (h) Preclusion of Pooling. By Whitney, if the number of shares of Holding Common Stock as to which the holders thereof are, at the time of the Closing, legally entitled to assert shareholders appraisal rights plus the number of such shares as to which the holders thereof are entitled to receive cash payments in lieu of fractional shares exceeds that number of shares Holding Common Stock that would preclude pooling of interests accounting for the Mergers.

         7.02. EFFECT OF TERMINATION

         Upon termination of this Agreement pursuant to this Section 7, the Bank Merger Agreement shall also terminate, and this Agreement and the Bank Merger Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Bank Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority or (ii) a breach of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the second to last sentence of subsection 5.01, subsections 5.14(b) and (c), Section 7.02, Section 7.03 and Section 8.

         7.03. TERMINATION PAYMENT

         If this Agreement is terminated by Whitney or Holding pursuant to subsection 7.01(e)(B) or subsection 7.01(f), then Holding (or its successor) shall pay or cause to be paid to Whitney upon demand a termination payment of $1,900,000 payable in same day funds.

         SECTION 8. MISCELLANEOUS

         8.01. NOTICES

         Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Bank Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

                  If to Whitney or WNB:

                           Mr. William L. Marks
                           Chairman of the Board & CEO
                           Whitney Holding Corporation
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130

                  With copies to:

                           Joseph S. Schwertz, Jr., Esq.
                           Whitney National Bank
                           Legal Department
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130

                  If to Holding or the Bank:

                           Mr. A. C. Striplin
                           President
                           Prattville Financial Services Corporation
                           124 W. Main Street
                           Prattville, AL 36067

                  With copies to:

                           Robert E. L. Gilpin, Esq.
                           Kaufman & Rothfeder, P.C.
                           2740 Zelda Road, Suite 300
                           Montgomery, AL 36106

         8.02. WAIVER

         The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

         8.03. EXPENSES

         Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

         8.04. HEADINGS

         The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

         8.05. ANNEXES, EXHIBITS AND SCHEDULES

         The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

         8.06. INTEGRATED AGREEMENT

         This Agreement, the Bank Merger Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

         8.07. CHOICE OF LAW

         The validity of this Agreement and the Bank Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State, except to the extent that the laws of the State of Alabama or the State of Delaware require this Agreement and the Bank Merger Agreement to be governed by the laws of such state.

         8.08. PARTIES IN INTEREST

         This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Bank Merger Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Bank Merger Agreement, except as expressly provided for herein and therein.

         8.09. AMENDMENT

         The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Bank Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

         8.10. COUNTERPARTS

         This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         8.11. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority; it being understood that a disclosure in any closing certificate provided in accordance with subparagraph (a) of Section 6.02 or subparagraph (a) of Section 6.03 hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                            [SIGNATURE LINES OMITTED]

                                                             EXHIBIT 1.01(b) TO
                                                    AGREEMENT AND PLAN OF MERGER


                               AGREEMENT OF MERGER

                                       OF

                               BANK OF PRATTVILLE

                                      INTO

                              WHITNEY NATIONAL BANK


         THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of this ______ day of ___________________, 200__, between Bank of Prattville, an Alabama chartered state bank organized under the laws of the State of Alabama, (the "Bank") and Whitney National Bank, a national banking association organized under the laws of the United States ("WNB" or the "Receiving Association").

         WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of WNB and the Bank (collectively called the "Merging Associations") deem it advisable that the Bank be merged with and into WNB (the "Bank Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated August ____, 2000 (the "Plan"), among the Merging Associations, Whitney Holding Corporation, a Louisiana corporation ("Whitney") of which WNB is a wholly-owned subsidiary, and Prattville Financial Services Corporation, a Delaware corporation ("Holding"), which is the record and beneficial owner of 100% of the Bank's outstanding capital stock, which Plan sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Bank Merger; and

         WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Office of the Comptroller of the Currency (the "OCC") and, if necessary, notice to or approval by the Alabama State Banking Department being duly given and to such other approvals as may be required by law, to effect the Bank Merger, all in accordance with the provisions of this Agreement.

         NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Bank Merger, the parties hereto agree as follows:

         1. The Bank Merger. At the Effective Time (as defined in Section 2 hereof), the Bank shall be merged with and into WNB under the Articles of Association of WNB, existing Charter No. 14977, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. "215a, et seq. At the Effective Time, WNB, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in New Orleans, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which the Bank conducted business immediately prior to the Effective Time). The Articles of Association of WNB shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of WNB shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger.

         2. Effective Time. The Bank Merger shall become effective at the time specified or permitted by the Comptroller in a certificate or other written record submitted by the Merging Associations to, or issued by the Office of the Comptroller of the Currency (the "Effective Time").

         3. Cancellation of Capital Stock of Bank. At the Effective Time, by virtue of the Bank Merger, all shares of the capital stock of the Bank, shall be cancelled.

         4. Capital Stock of the Receiving Association. The shares of the capital stock of WNB, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of WNB shall be issued as a result of the Bank Merger. Therefore, at the Effective Time, the amount of capital stock of WNB, the Receiving Association, shall be $3,358,400, divided into 134,336 shares of common stock, par value $25.00 per share.

         5. Assets and Liabilities of the Merging Associations. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in WNB, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. "215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

         6. Shareholder Approval; Conditions; Filing. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Bank Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Chairman of the Board of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the OCC for filing in the manner required by law.

         7. Miscellaneous. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana applicable to contracts made and to be performed wholly with such state, except to the extent that the laws of the State of Alabama require this Agreement to be governed by the laws of that state. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Plan.

         IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.

                            [SIGNATURE LINES OMITTED]

                                                              EXHIBIT 6.02(g) TO
                                                    AGREEMENT AND PLAN OF MERGER


                   [Letter from directors, executive officers and 5% beneficial shareholders of Holding]

                                     [date]

Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, La. 70130

Dear Mr. Marks:

         In consideration of the benefits I will receive as a shareholder of Prattville Financial Services Corporation ("Holding") from the Agreement and Plan of Merger dated August ___, 2000 (the "Agreement") among Holding, Bank of Prattville, Whitney Holding Corporation ("Whitney") and Whitney National Bank, I agree as follows:

         [If a director or executive officer of Holding: I agree to vote all shares of Holding common stock that I own beneficially or of record in favor of approving the Agreement and the merger to be effected thereby, unless Whitney is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require me to vote any shares of Holding stock over which I have or share voting power solely in a fiduciary capacity on behalf of any person other than Holding, if I determine, in good faith after consultation with and receipt of an opinion of counsel, that such a vote would cause a breach of my fiduciary duties to such other person.]

         I [further] agree that I will not, without the prior consent of Whitney, transfer any of my shares of Holding stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution or, in the case of any transfer more than 30 days before the Effective Date, where the transferee agrees in writing to be bound by the terms of this letter.

         I also acknowledge that Whitney intends to account for the acquisition of Holding as a pooling of interests. I understand that my transfer of any shares of Holding common stock and any Whitney common stock that I receive in exchange for Holding stock, prior to Whitney's publication of financial results covering at least 30 days of its operations following the Effective Date, may impair this accounting treatment. Therefore, I agree that, without the prior consent of Whitney, I will not, except as provided in the preceding paragraph or except by operation of law, by will, or under the laws of descent and distribution, sell or otherwise transfer any shares of Holding stock, (or the Whitney stock which I receive in exchange for my Holding stock) over which I hold the power to sell, transfer, pledge or otherwise alienate or encumber until:

         a. the merger has become effective and Whitney has published financial results covering at least 30 days of its combined operations following the Effective Date, or

         b. the Agreement terminates.

         I authorize Whitney or its authorized agent to hold the certificates representing the shares of Whitney common stock into which my shares of Holding common stock will be converted until the date that I am free to trade those shares in accordance with the foregoing paragraph. I understand that upon my delivery of certificates to the Exchange Agent in compliance with Section 2.01(c) of the Agreement, I will have the right to vote the Whitney shares received in exchange therefore and receive dividends in respect thereof during the time that Whitney or its agent holds the shares under this letter agreement.

         I certify that all of the shares of Holding stock of which I hold the power to sell, transfer, pledge or otherwise alienate or encumber are represented by the following certificates:

         Certificate No.                    No. of shares





         I am aware that Whitney intends to treat the merger of Holding into Whitney (the "Merger") in a manner consistent with Section 368 of the Internal Revenue Code. I acknowledge that applicable tax regulations require "continuity of interest" in order for the Merger to qualify under Section 368. This requirement is satisfied if there is no plan or intention on the part of the shareholders of Holding to sell or otherwise dispose of Whitney stock to be received in the Merger in an aggregate amount that would reduce their ownership to a number of shares of Whitney stock having an aggregate value, at the time of the Merger, of less than 50% of the total fair market value of the Holding stock (other than shares held by Holding except in a fiduciary capacity for third persons) outstanding immediately prior to the Merger. I have no plan or intention to dispose of a number of shares of Whitney stock to be received by me in the Merger which would, taking into account any plan or intention on the part of other former shareholders of Holding to dispose of shares of Whitney stock received in the Merger, cause the foregoing requirement not to be satisfied.

         I also understand the resale or other disposition of Whitney common stock that I receive may be governed by Rule 145 of the SEC under the Securities Act of 1933, as amended, which Rule has been explained to me. I agree not to sell any of the Whitney common stock to be held by me in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

         This letter shall constitute an irrevocable agreement of the undersigned, and may be revoked only upon the mutual agreement of the parties. The agreements contained in this letter will terminate upon any termination of the Agreement under Section 7 of the Agreement.


                                             Sincerely,


                                             [Director, Executive Officer or
                                             5% beneficial shareholder]

                                   APPENDIX B
       FAIRNESS OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING, L.P.

                      [LETTERHEAD OF ALEX SHESHUNOFF & CO.]


                        , 2000
-----------------------

Board of Directors
Prattville Financial Services Corporation
124 W. Main Street
Prattville, Alabama 36037-3034

Members of the Board:

You requested that we update our oral opinion given to you on May 23, 2000 as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Prattville Financial Services Corporation ("Prattville") of the Merger Consideration, as defined below, in the proposed merger between Prattville and Whitney Holding Corporation, New Orleans, Louisiana (the "Corporation"). Pursuant to an Agreement and Plan of Merger dated August 8, 2000 (the "Merger Agreement"), the Corporation has agreed to exchange shares of its common stock equal to $38,700,000 plus the retained net income after tax as defined in the Merger Agreement and plus the after tax gain from the sale of Prattville's Prattmont branch facility (real estate only) (the "Merger Consideration") for each outstanding share of Prattville common stock, subject to possible adjustment as determined by a formula contained in the Merger Agreement. Pursuant to the Merger Agreement, Prattville will be merged with and into the Corporation (the "Merger").

As of the date of this opinion, the sale of the Prattmont branch anticipated in the Merger Agreement did not close and no valid sale is now pending. Therefore, we have not assumed any gain from a sale of the Prattmont branch in determining the Merger Consideration for the purposes of this opinion.

Alex Sheshunoff & Co. Investment Banking, LP ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes.

In connection with our opinion, we, among other things:

         (i)      Reviewed the Merger Agreement;

         (ii) Evaluated Prattville's consolidated results based upon a review of its annual financial statements for the three-year period ending December 31, 1999 and of the year to date ended June 30, 2000;

         (iii) Reviewed Call Report information for the three-year period ending December 31, 1999 and for the period ending June 30, 2000 for Prattville;

         (iv) Conducted conversations with executive management regarding recent and projected financial performance of Prattville;

         (v) Compared Prattville's recent operating results with those of certain other banks in the Southeast Region of the United States (as defined by SNL Securities, LC) that have recently been acquired;

         (vi) Compared Prattville's recent operating results with those of certain other banks located in the United States that have recently been acquired;

         (vii) Compared the pricing multiples for Prattville in the Merger to those of certain other banks in the Southeast Region of the United States (as defined by SNL Securities, LC) that have recently been acquired;

         (viii) Compared the pricing multiples for Prattville in the Merger to those of certain other banks located in the United States that have recently been acquired;

         (ix) Analyzed the net present value of the after-tax cash flows Prattville could produce through the year 2004, based on assumptions provided by management;

         (x) Performed an affordability analysis based on the projections of earnings for the combined entity subsequent to the Merger;

         (xi) Reviewed the historical stock price data and trading volume of Whitney common stock and the lack of any active market for the common stock of Prattville; and

         (xii)    Performed such other analyses as it deemed appropriate.

We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Prattville for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

We did not make an independent evaluation of the assets or liabilities of Prattville or the Corporation, nor were we furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

We assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or the Corporation's operations following the Merger.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date thereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Prattville common stock. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of Prattville and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the Prattville stockholders pursuant to the Merger is fair, from a financial point of view.

                                             Very truly yours,



                                             ALEX SHESHUNOFF & CO.
                                             INVESTMENT BANKING, LP

                                   APPENDIX C
               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                          SECTION 262. APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to " 251(g) of this title), Section 252, Section 254, Section 257, Section 258,
Section 263, or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                   (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
                  c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                   (2) If the merger or consolidation was approved pursuant to
         Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder"s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder"s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder"s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection
(e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder"s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 83 of the Louisiana Business Corporation Law ("LBCL") provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

         The Articles of Incorporation and By-laws of Whitney Holding Corporation ("Whitney") provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

         Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

                  The following Exhibits are filed as part of this registration statement:

                  Exhibit No.       Description
                       2            The Plan of Merger (included in the
                                    registration statement as Appendix A and
                                    incorporated herein by reference).

                      4.1 Articles of Incorporation of the Registrant, as amended (filed with the Commission as Exhibit 3.1 to the Registrant's Quarterly
                                    Report

                                    on Form 10-Q for the quarter ended September
                                    30, 2000 (File No. 0-1026) and incorporated herein by reference).

                      4.2 By-laws of the Registrant as amended through May 24, 2000 (Filed with the Commission as
                                    Exhibit 3.2 to the Registrant's Quarterly
                                    Report on Form 10-Q for the quarter ended
                                    September 30, 2000 (File No. 0-1026) and incorporated herein by reference).

                      5 Opinion of Phelps Dunbar, L.L.P. as to the legality of the securities being registered.

                      8 Form of opinion of Arthur Andersen LLP as to certain tax matters.

                     23.1           Consent of Arthur Andersen LLP dated
                                    November 21, 2000.

                     23.2           Consent of Alex Sheshunoff & Co. Investment
                                    Banking, L.P. dated November 20, 2000.

                     23.3 Consent of Phelps Dunbar, L.L.P., included in Exhibit 5.

                     24             Powers of Attorney of directors of the
                                    Registrant (contained on page S-1 of the registration statement).

                     99             Form of Proxy of Prattville Financial
                                    Services Corporation.

         (b)      Financial Statement Schedules

                   None

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes as follows:

         (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (3) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 17th day of November, 2000.

                                        WHITNEY HOLDING CORPORATION


                                        By: /s/ William L. Marks
                                            -------------------------------

                                                William L. Marks
                                             Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints R. King Milling and Thomas L. Callicutt, Jr., and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ William L. Marks                                Chairman of the Board
--------------------------------------           and Chief Executive Officer                      November 17, 2000
           William L. Marks


/s/ R. King Milling                                Director and President                         November 17, 2000
--------------------------------------
            R. King Milling


/s/ Thomas L. Callicutt, Jr.                    Executive Vice President and
--------------------------------------             Chief Financial Officer                        November 17, 2000
       Thomas L. Callicutt, Jr.                 (Principal Financial Officer
                                              and Principal Accounting Officer)

/s/ Guy C. Billups, Jr.                                   Director                                November 17, 2000
--------------------------------------
          Guy C. Billups, Jr.

/s/ Harry J. Blumenthal, Jr.                              Director                                November 17, 2000
--------------------------------------
       Harry J. Blumenthal, Jr.


/s/ Joel B. Bullard, Jr.                                  Director                                November 17, 2000
--------------------------------------
         Joel B. Bullard, Jr.


/s/ James M. Cain                                         Director                                November 17, 2000
--------------------------------------
             James M. Cain


/s/ Angus R. Cooper, II                                   Director                                November 17, 2000
--------------------------------------
          Angus R. Cooper, II


                                                          Director                                November ____, 2000
--------------------------------------
         Robert H. Crosby, Jr.


/s/ Richard B. Crowell                                    Director                                November 17, 2000
--------------------------------------
          Richard B. Crowell


/s/ William A. Hines                                      Director                                November 17, 2000
--------------------------------------
           William A. Hines


/s/ John J. Kelly                                         Director                                November 17, 2000
--------------------------------------
             John J. Kelly


/s/ E. James Kock, Jr.                                    Director                                November 17, 2000
--------------------------------------
          E. James Kock, Jr.


/s/ Alfred S. Lippman                                     Director                                November 17, 2000
--------------------------------------
           Alfred S. Lippman


/s/ Eric J. Nickelsen                                     Director                                November 17, 2000
--------------------------------------
           Eric J. Nickelsen


                                                          Director                                November ____, 2000
--------------------------------------
           John G. Phillips


/s/ John K. Roberts, Jr.                                  Director                                November 17, 2000
--------------------------------------
         John K. Roberts, Jr.


/s/ Carroll W. Suggs                                      Director                                November 17, 2000
--------------------------------------
           Carroll W. Suggs

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
------                             -----------
2                   The Plan of Merger (included in the registration statement as Appendix A and incorporated herein by reference).

4.1                 Articles of Incorporation of the Registrant, as amended
                    (filed with the Commission as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0- 1026) and incorporated herein by reference).

4.2                 By-laws of the Registrant as amended through May 24, 2000
                    (Filed with the Commission as Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-1026) and incorporated herein by reference).

5 Opinion of Phelps Dunbar, L.L.P. as to the legality of the securities being registered.

8 Form of opinion of Arthur Andersen LLP as to certain tax matters.

23.1                Consent of Arthur Andersen LLP dated November 21, 2000.

23.2                Consent of Alex Sheshunoff & Co. Investment Banking, L.P.
                    dated November 20, 2000.

23.3                Consent of Phelps Dunbar, L.L.P., included in Exhibit 5.

24 Powers of Attorney of directors of Registrant (contained on page S-1 of the registration statement).

99                  Form of Proxy of Prattville Financial Services Corporation.